Exhibit 10.33

DEVELOPMENT, SUPPLY, MARKETING AND DISTRIBUTION AGREEMENT

THIS PRODUCT DEVELOPMENT, SUPPLY, MARKETING AND DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of October 24, 2001, by and between E-Z-EM, INC., a Delaware corporation (“EZEM”) and Vital Images, Inc., a Minnesota corporation (“VTAL”).

RECITALS:

WHEREAS, VTAL is engaged in the development and manufacture of 2D and 3D visualization and analysis software products for medical imaging;

WHEREAS, VTAL and EZEM desire VTAL to develop a particular visualization and analysis software product and grant to EZEM an exclusive, worldwide right to market such software product, all in accordance herewith.

AGREEMENT:

NOW, THEREFORE, EZEM and VTAL agree as follows:

1.             DEFINITIONS:

As used in this Agreement, the following terms shall have the meanings indicated (whether used in the singular or plural form), unless otherwise expressly provided:

1.1.          “Person” shall mean an individual, a corporation, a partnership, an association, a joint venture, limited liability company, government (or any agency or political subdivision thereof), an unincorporated organization, a trust or other entity, including, without limitation, an employee pension, profit sharing or other benefit plan or trust.

1.2.          “Vitrea 2 Software” means the current Vitrea® 2 software product of VTAL and any new versions thereof made commercially available by VTAL (it being understood that VTAL reserves the right to designate whether a software product constitutes a new version of the Vitrea 2 software product or a new product).

1.3.          “Specification” shall mean the specification for the virtual colonoscopy visualization and analysis software modules of the Appliance and the Option, together with the agreed development activities and timelines for development and release, as set forth in Exhibit 1.3 hereof; provided that such specification is intended only as a general description of the parties’ expectations with respect to the specification, goals and timelines with respect to the Products and shall be initially established by VTAL, and shall thereafter be subject to modification in accordance with Section 2.4.

1.4.          “Option”means a virtual colonoscopy visualization and analysis software product consistent with the Specification, which is designed to be licensed as an option for use in conjunction with Vitrea 2 Software, or if VTAL so elects incorporated into the Vitrea 2 Software as a standard feature.

1.5.          “Appliance” means a virtual colonoscopy visualization and analysis software product substantially consistent with the Specification which (i) is designed to be licensed and function on a standalone basis, that is, without need for a separate license for Vitrea 2 Software and (ii) the principal functionality of which is limited to CT virtual colonoscopy.

1.6.          “Appliance Platform” shall mean the hardware and software environment in which the Appliance will be designed to operate, which environment is currently expected to be comprised of the hardware and software identified in Exhibit 1.6 hereof.

1.7.          “Appliance System” shall mean an integrated system comprised of the Appliance and the Appliance Platform.

1.8.          “Products”means the Appliance and the Option.

1.9.          “Affiliate” means, with respect to a designated Person, any entity controlled by, in control of, or under common control with such Person.  For the purposes of this definition, “control” means ownership or control, direct or indirect, of more than fifty percent (50%) of the voting capital or equity participation of an entity, or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

1.10.        “Non-Affiliate” means, with respect to a designated Person, a Person which is not such Person or an Affiliate thereof.

1.11.        “Appliance System Sales Price” means the gross sales prices of an Appliance System sold by EZEM or any EZEM Affiliates to a Non-Affiliate.

1.12.        “Intellectual Property” means all patents, patent applications and rights to file patent applications throughout the world, including any substitutions, extensions, reissues, renewals, divisions, continuations, or continuations-in-part, and all copyrighted works, as well as any Confidential Information, of a designated Person.

1.13.        “Claim” means any claim, suit, action, demand or judgment, whether sounding in tort, contract or otherwise (including, without limitation, claims based on theories of warranty or strict liability).

1.14.        “FOB Point” has the meaning set forth in Section 6.3 of this Agreement.

1.15.        “Remedial Action” means any recall, field corrective action or other regulatory action with respect to any Product taken either by virtue of applicable federal, state, foreign or other law or regulation or good business judgment.

1.16.        “Confidential Information” shall mean all information designated by a party as confidential and which is disclosed by VTAL to EZEM, is disclosed by EZEM to VTAL, or is embodied in the Products, regardless of the form in which it is disclosed, relating to markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general, or, in the case of VTAL, the algorithms, programs, user interfaces and organization of the Products.

1.17.        “End User Agreement” shall mean the end user Software License Agreement for the Products, in the form attached hereto as Exhibit 1.17, or such other form as VTAL may from time to time provide to EZEM.

1.18.        “Act” means the United States Food, Drug and Cosmetic Act, as amended, and the regulations in force thereunder from time to time.

1.19.        “FDA” means the Food and Drug Administration of the U.S. Department of Health and Human Services.

1.20.        “Government Approval” shall mean any approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other government entity, foreign or domestic, necessary for use, marketing, sale or distribution of the Products in a regulatory jurisdiction, including without limitation the FDA.

1.21.        “Territory” shall mean the entire world.

1.22.        “Center of Excellence” shall mean a radiology group or department with significant clinical expertise in the area of CT colonography with whom both VTAL and EZEM wish to develop a close cooperative relationship to promote CT colonography.

1.23.        “Option Sales Price” means the gross sales prices of an Option sold by VTAL or any VTAL Affiliate to a Non-Affiliate of VTAL,and not rejected under an acceptance/rejection provision substantially the same as that set forth in Subsection 4.1(p), net to the extent otherwise included in such sales price of any transportation charges, insurance charges and sales, use, excise or other taxes, duties or imposts paid or allowed and any other governmental charges imposed upon the importation, use or sale of the Option; provided that if the Option is sold as an integral unsegregated part of Vitrea 2 Software, the gross sales price of an Option shall be comprised of only the part of the price of such  Vitrea 2 Software allocable to the Option as reasonably determined by VTAL.  It is understood that the Option Sales Price does not include charges for hardware, software other than the Option, services (including installation, training and maintenance) or other fee or charges.  While EZEM acknowledges that VTAL has complete discretion in pricing the Vitrea 2 Software and the Option, in the event it discounts its software products, including the Option, sold together from list price, such discount shall for purposes of determining the Option Sales Prices be allocated ratably over such software products based on their respective list prices.

1.24.        “Appliance Sales Price” means the gross sales prices of an Appliance sold by EZEM or any EZEM Affiliate to a Non-Affiliate of EZEM, net to the extent otherwise included in such sales price of any transportation charges, insurance charges and sales, use, excise or other taxes, duties or imposts paid or allowed and any other governmental charges imposed upon the importation, use or sale of such Appliance.  It is understood that the Appliance Sales Price does not include charges for hardware, software other than the Appliance, services (including installation, training and maintenance) or other fee or charges.

1.25.        “Appliance Commercial Availability Date” shall mean the earlier of the date on which the Appliance is first sold by EZEM in the United States or thirty (30) days after the Appliance is available for commercial sale in the United States based on (i) completion of an internal “Letter to File” by VTAL (following FDA Guidance Document - January 10, 1997, “Deciding when to Submit a 510(k) for a Change to an Existing Device”) or clearance by the FDA of a Premarket Notification 510(k) submission for the Appliance and (ii) VTAL release of the Appliance for distribution, including but not limited to the completion of VTAL’s obligation under Section 4.3.(a).

1.26.        “Allowable Expense” shall mean the following expenses incurred by EZEM:

(a)           Any payments made pursuant to Article 9.3 (a), (b), (c), (d) and (e);

(b)           Any payments made by EZEM for the purchase of the Appliance Platform;

(c)           Any transportation and freight charges, insurance charges, sales, use, excise or taxes to the extent paid by EZEM and not otherwise reimbursed, it being agreed that EZEM will seek to have all charges and taxes of this type paid directly by, or reimbursed by, the customer and in such event such charges and taxes shall not constitute Allowable Expense; and

(d)           The $______ in fees paid to EZEM for EZEM customer training.

1.27.        “Dealer Associate” shall mean an agent appointed by EZEM to market and distribute the Appliance in one or more countries or parts thereof outside of the United States; provided that the identity of each Dealer Associate and the terms of such appointment, which must be reflected in a written agreement, must be approved in writing in advance by VTAL, such approval not to be unreasonably withheld.

1.28.        “Service Associate” shall mean a person appointed by EZEM to provide Appliance and Appliance System installation, and perhaps training and warranty/maintenance service, to customers located in countries or parts thereof outside of the United States; provided that the identity of each Service Associate and the terms of such appointment, which must be reflected in a written agreement, must be approved in writing in advance by VTAL.

1.29.        “Primary Countries” shall mean Canada, the United Kingdom, France, Germany, Italy, Spain, the Benelux,  Switzerland, Japan and Australia.

In addition to the foregoing,  terms such as “sale” and “purchase” and variants and synonyms thereof are used herein for convenience only and refer to transactions involving the grant of a software license for a Product.

2.             DEVELOPMENT.

2.1.          Development Program.  VTAL will use commercially reasonable efforts to develop the Products in accordance with the Specification in accordance with the timeline set forth in Exhibit 1.3

2.2.          Government Approvals.  VTAL shall, at its cost and expense, be solely responsible for obtaining and maintaining, and shall use commercially reasonable efforts to obtain and maintain Government Approvals required for the fully authorized sale, distribution and use of the Products in the USA, Canada and the countries of the European Union as constituted on the date hereof.  VTAL shall be solely responsible for obtaining and maintaining, and shall use commercially reasonable efforts to obtain and maintain Government Approvals required for the fully authorized sale, distribution and use of the Appliance in Japan, however, EZEM and VTAL shall split the out-of-pocket costs thereof equally (50/50), with cost reimbursement paid within thirty days of VTAL invoice, to be issued no more often than monthly.  EZEM shall provide such cooperation in connection therewith as VTAL shall reasonably request.  Should EZEM desire from time to time to market and sell the Appliance in countries in addition to those referenced above in this Section 2.2 it shall so notify VTAL in writing, and thereafter VTAL shall use commercially reasonable efforts to obtain and maintain Government Approvals required for the fully authorized sale, distribution and use of the Appliance in such other countries, and EZEM and VTAL shall split the out-of-pocket costs thereof equally (50/50), with cost reimbursement paid within thirty days of VTAL invoice, to be issued no more often than monthly.  EZEM shall provide such cooperation in connection therewith as VTAL shall reasonably request.  Upon EZEM’s request, VTAL shall seek to provide estimates of the cost of obtaining and maintaining any Government Approvals.  In no event shall VTAL incur cost that would obligate EZEM to reimburse VTAL in excess of $25,000 without obtaining prior written approval from EZEM.

2.3.          Non-Recurring Engineering Charges.  In connection with the design, engineering, and development of the initial versions of the Products,  EZEM shall pay VTAL a total of $______ as a non-recurring engineering charge.  Such payments shall be made in accordance with the following schedule:

(a)           $_______ shall be due upon the execution of this Agreement;

(b)           $______ shall be due upon completion of an internal “Letter to File” by VTAL (following FDA Guidance Document - January 10, 1997, “Deciding when to Submit a 510(k) for a Change to an Existing Device”), or a Premarket Notification 510(k) submission to the FDA for the Appliance, whichever is deemed appropriate by VTAL; and

(c)           $______ shall be due on the Appliance Commercial Availability Date.

The parties agree and acknowledge that all Intellectual Property developed by VTAL, whether existing as of the date of this Agreement or developed hereafter, shall remain its sole and exclusive property notwithstanding the payment of such non-recurring engineering charge.

2.4.          Upgrades.  The parties shall meet twice annually to discuss the evolution of and upgrades to the Products and the associated engineering and development costs.  If as a result of such discussion the parties agree to an upgrade to both the Option and Appliance, VTAL shall use commercially reasonable efforts to implement such upgrade to the Option and the Appliance and the cost thereof shall be shared equally by the parties.  In the event EZEM does not desire to share the cost of a proposed upgraded desired by VTAL, VTAL may elect to so upgrade the Option, or in its discretion the Option and the Appliance, at its expense.  In the event VTAL does not desire to share the cost of a proposed upgrade desired by EZEM, upon the written request of EZEM VTAL shall use commercially reasonable efforts to implement such upgrade to the Appliance at the cost of EZEM.

3.             APPOINTMENT

3.1.          Scope.  Subject to the terms and conditions of this Agreement, VTAL hereby appoints EZEM as VTAL’s exclusive reseller of the Appliance during the term of this Agreement in the Territory, and EZEM hereby accepts such appointment; provided that :

(a)           If this appointment becomes non-exclusive as described in Section 3.1.(b) or Section 3.2, VTAL may itself distribute the Appliance or appoint GE, Siemens or Philips or other appropriate party as a non-exclusive distributor and market and sell the Appliance under such trademarks as VTAL shall select, and

(b)           in the event that EZEM does not (i) during the two year period ending on the fifth anniversary hereof sell at least one hundred and twenty-five percent (125%) of the number of Appliances it sold during the two year period ending on the third anniversary hereof; (ii) during the two year period ending on the seventh anniversary hereof sell at least one hundred and twenty-five percent (125%) of the number of Appliances it sold during the two year period ending on the fifth anniversary hereof; or (iii) during the two year period ending on the ninth anniversary hereof sell at least one hundred and twenty-five percent (125%) of the number of Appliances it sold during the two year period ending on the seventh anniversary hereof, such appointment shall become non-exclusive without further action by the parties as of the end of the two year period during which a shortfall occurs.

So long as such appointment shall remain exclusive, VTAL shall (i) refer all inquiries concerning the Appliance to EZEM and (ii) not supply, market or sell the Appliance, either directly or indirectly, on its own, through distributors, sub-distributors or sub-licensees or on an OEM basis and (iii) EZEM shall be  authorized to hold itself out as the only authorized seller of the Appliance in the Territory.  Should such appointment become non-exclusive, VTAL agrees that it will nevertheless not, so long as this Agreement remains in effect, appoint as a distributor of the Appliance Bracco, Tyco/Mallinckrodt, Nycomed or Schering AG/MedRad or any of their Affiliates, including their subsidiaries.

3.2.          Dealer and Service Associates.  EZEM will market the Appliance in the United States only directly to customers, however, the parties anticipate that Dealer Associates and/or Service Associates will be utilized in some or all of the balance of the Territory.  The parties shall discuss the best means of selecting such Dealer and Service Associates and promoting the sale and support of Appliances in markets outside the United States.  VTAL shall, upon EZEM’s request and at EZEM’s expensecooperate in assisting EZEM in seeking to appoint VTAL’s Vitrea 2 Software, as well as other, dealers as Dealer Associates.  The parties agree that the Appliance may not be sold through a Dealer Associate outside the United States except to the extent that such relationship has been established with a mutually acceptable Dealer Associate in the country or part thereof where the Appliance is to be installed and maintained.  EZEM shall remain fully liable for the performance of any Dealer or Service Associate and EZEM hereby indemnifies and holds VTAL harmless from all damages, losses, costs or expenses arising in any manner from any act or omission on the part of any Dealer Associate.  If no sales of an Appliance shall have taken place in a Primary Country within eighteen (18) months of the later of (i) VTAL release of the Appliance for distribution and (ii) the date that Government Approvals required for the fully authorized sale, distribution and use of the Appliance in such country are obtained, the appointment set forth in Section 3.1 shall become non-exclusive with respect to such country without further action by the parties as of the end of such eighteen (18) month period.

3.3.          Exception at Customer Insistence.  In the event that a prospective customer approaches VTAL and insists that it obtain an Appliance directly from it and not through EZEM, or in the event that EZEM approaches a prospective customer which takes the same position, the party so informed by such potential customer shall so inform the other party, and the Chief Executives of the parties shall promptly discuss and resolve the situation.  VTAL shall not, however, make such sale without the approval of EZEM, which approval may not be unreasonably withheld.

4.             GENERAL OBLIGATIONS OF EZEM

4.1.          Marketing.  EZEM shall have the following obligations with respect to the marketing and distribution of the Appliance; provided that the obligations set out in Subsections (a), (k), (l) and (o) shall not apply to the extent that the appointment hereunder shall become non-exclusive with respect to the United States.  The obligations set out in Subsections (k), (l) and (o) shall not apply in any country or part thereof in the Territory in all or part of which the appointment hereunder shall become non-exclusive:

(a)           To use its commercially reasonable efforts to further the promotion, marketing and distribution of the Appliance in the Territory.  It is EZEM’s obligation to expend at least _____________ dollars ($__________) on clinical, marketing and sales support of the Appliance and Centers of Excellence during the two years following the Appliance Commercial Availability Date;

(b)           To obtain from each end user an End User Agreement, which has been signed by an authorized representative of the customer;

(c)           To promptly respond to all inquiries or complaints from its customers, recognizing, however, that Appliance System installation services and Software Maintenance are to be provided as set out in Subsection 6.5 and Section 7;

(d)           To provide or cause to be provided by qualified personnel reasonably acceptable to VTAL training to each customer in use of the Software Appliance in accordance with VTAL guidelines and procedures as communicated by VTAL from time to time,;

(e)           To acquire or cause to be acquired by the customer the Appliance Platform in the configuration designated by VTAL;

(f)            To provide VTAL with appropriate details of all complaints and bugs found in the Appliance, whether such complaints or bugs were discovered by EZEM or customers of EZEM;

(g)           To investigate all leads with respect to potential customers for the Appliance in the Territory who are referred to EZEM by VTAL;

(h)           To maintain an adequately trained and staffed sales and technical support group for the marketing, sales, training, and support of the Appliance in the United States;

(i)            To take all commercially reasonable steps to ensure that EZEM, its Affiliates or a Dealer Associate selected in accordance herewith maintains an adequately trained and staffed sales and technical support group for the marketing, sales, training, installation and support of the Appliance throughout the Territory outside of the United States;

(j)            To provide, and cause Dealer and Service Associates to provide, appropriate sales and technical support staff for training by VTAL at any mutually-agreeable location;

(k)           To participate, in its sole discretion and where commercially reasonable in fairs and exhibitions in the Territory where such participation will promote the Appliance; and to develop and implement its own internal programs for the promotion of the Appliance;

(l)            To provide VTAL with reports of its activities and other information regarding the Appliance in the Territory in such detail and with such frequency as is reasonably requested by VTAL;

(m)          To conduct its business in a professional manner, which will reflect positively upon VTAL and the Appliance;

(n)           To provide VTAL with customer registration information as is reasonably required by VTAL;

(o)           To meet with VTAL (i) not less often than every six (6) months at a location proposed alternatively by VTAL and EZEM and approved by  the other party, which approval may not be unreasonably withheld, to discuss development, service, installation, marketing, clinical and other support programs,  and selling issues and (ii) not less often than every two (2) years to review the strategic plan and any issues relating to the implementation of this Agreement and the business relationship contemplated thereby;

(p)           To determine after installation of the Appliance whether it conforms to the Specification.  Neither  EZEM nor the end-user shall have any right of return of an Appliance unless VTAL receives written notice of such non-conformity and the basis therefor within thirty (30) days after such installation.  VTAL’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY RIGHTFUL RETURN (WHICH IS IN LIEU OF ANY RIGHTS OF ACCEPTANCE OR REJECTION) SHALL BE (I) TO PROVIDE AND CAUSE TO BE INSTALLED AN APPLIANCE CONFORMING WITH THE SPECIFICATION WITHIN THIRTY (30) DAYS OF THE DATE VTAL IS PROPERLY NOTIFIED OF SUCH RETURN, FAILING WHICH (II) VTAL SHALL CREDIT EZEM WITH THE AMOUNT PAID FOR THE APPLIANCE, ITS INSTALLATION AND MAINTENANCE; provided that no such right of return shall apply to any Appliance licensed under the Demonstration License referred to in Section 4.2.

(q)           To abide by all applicable laws and regulations in the Territory, including, if applicable, the U.S. Export Administration Regulations and the U.S. Foreign Corrupt Practices Act.

4.2.          EZEM Demonstration License.  EZEM shall maintain up to fifteen (15) software licenses for the Appliance at no cost to EZEM solely for its own customer demonstration and promotional uses, subject to the provisions of the Demonstration License Agreement attached hereto as Exhibit 4.2.  VTAL will provide additional  software licenses, at no cost, as reasonably requested by EZEM to support EZEM’s sales and marketing efforts.

4.3.          Promotional Materials and Appliance Packaging.

(a)           VTAL shall be responsible for the development of data sheets, brochures and other marketing materials for the Option in the English language, and if it so elects in other languages.  Such materials shall be made available by VTAL for EZEM, which may use such materials to develop parallel materials  with respect to the Appliance at its expense.  Such parallel materials shall be submitted to VTAL for review and approval prior to being provided to any third party, such approval not to be unreasonably withheld.  In the event that EZEM submits marketing and sales materials relating to the Appliance to VTAL, VTAL shall review such materials and respond to EZEM within four (4) weeks following submission by EZEM.  The parties agree that it is their intention that the Appliance be identified so long as the appointment contained in Section 3.1 shall remain exclusiveas a product developed, manufactured and supplied by VTAL and offered, marketed and sold exclusively by EZEM, and the materials developed by EZEM in accordance with the foregoing shall be consistent with such intention.

(b)           In the event EZEM desires to develop its own marketing and sales materials relating to the Appliance it may do so, subject to the understanding that the Appliance will be identified so long as the appointment contained in Section 3.1 shall remain exclusiveas a product offered jointly by the parties and subject to review and approval of such materials by VTAL, such approval  not to be unreasonably withheld.  In the event that EZEM submits marketing and sales materials relating to the Appliance to VTAL, VTAL shall review such materials and respond to EZEM within four (4) weeks following submission by EZEM.  In no event shall EZEM distribute any promotional materials for or related to the Appliance that have not been previously approved in writing by VTAL.

(c)           The parties agree that the Appliance and Appliance packaging, manuals and labeling shall identify both VTAL and EZEM in equal prominence.  Prior to release of the Appliance and the Appliance packaging, manuals and labeling, the parties shall meet to discuss and mutually agree on the placement and reference to both VTAL’s and EZEM’s respective trademarks and/or trade names.

4.4.          Ownership and Reverse Engineering.  EZEM hereby acknowledges VTAL retains all right, title and interest in and to the copyrights and other intellectual property protecting or embodied in the Products and that the Appliance is to be distributed to EZEM’s customers only through the End User Agreement.  EZEM shall not reverse engineer, decompile or disassemble the Appliance.

4.5.          Competing Products.  During the term of this Agreement, EZEM shall not manufacture, clinically test, sell, rent, market, distribute, promote or solicit the sale of any software products which permit virtual endoscopy.  The obligations of this Section 4.5 shall not apply to any particular country in the Territory or the entire Territory to the extent that the appointment hereunder shall become non-exclusive with respect to such country in the Territory or the entire Territory.

4.6.          EZEM Expenses.  EZEM assumes full responsibility for all its own costs and expenses incurred in carrying out its obligations under this Agreement, including but not limited to all rents, salaries, commissions, advertising, demonstrations, travel and accommodations; provided, however, VTAL will provide to EZEM at no charge the following items:

(a)           Training for a reasonable number of EZEM’s sales and technical support staff, at VTAL’s facilities or at any other mutually-agreeable location, in the function and application of the Appliance; provided, however, EZEM shall pay the salaries and all transportation and living expenses for its staff; and

(b)           A reasonable quantity of VTAL’s then-current End User Agreement (or electronic media in lieu thereof), provided, however, EZEM shall immediately stop using all superseded versions of the End User Agreement upon its receipt of a new version of the End User Agreement from VTAL.

5.             GENERAL OBLIGATIONS OF VTAL

5.1.          General Obligations.  VTAL shall have the following obligations with respect to performing its obligations hereunder:

(a)           To use its commercially reasonable efforts to timely manufacture and supply  such quantity of ordered Appliances that EZEM and/or its customers orders and to manufacture and supply the Appliance in accordance with the Specifications;

(b)           To abide by all applicable laws, rules and regulations in the Territory, including without limitation those portions of the Act, as amended, which apply to the manufacture and distribution of medical software and devices, current FDA Quality System Regulations and the U.S. Foreign Corrupt Practices Act;

(c)           To provide or cause to be provided adequate training and instruction to EZEM personnel in order to allow them to properly sell to and train EZEM customers;

(d)           To provide EZEM with appropriate details of all material complaints and bugs found in the Appliance or Option, whether such complaints or bugs were discovered by VTAL, customers of VTAL, EZEM or customers of EZEM;

(e)           To maintain an adequately trained and staffed technical, engineering and manufacturing support group in order to fulfill its obligations hereunder;

(f)            To conduct its business in a professional manner, which will reflect positively upon EZEM and the Appliance;

(g)           To maintain adequately trained technical staff to respond or assist EZEM in responding to questions and/or problems concerning the Appliance System from EZEM or EZEM customers;

(h)           To assist EZEM in acquiring from third party suppliers designated by VTAL the Appliance Platform;

(i)            To provide and maintain adequately trained staff for the installation and maintenance of the Appliance System in the United States.

5.2.          VTAL Expenses.  VTAL assumes full responsibility for all its own costs and expenses incurred in carrying out its obligations under this Agreement.

6.             ORDERS FOR PRODUCTS

6.1.          Purchase Orders.  EZEM shall submit purchase orders for the Appliance to VTAL in writing (preferably by facsimile) at least fifteen (15) business days prior to its confirmed delivery date of the Appliance (it being understood that installation will be provided in accordance with then current lead-times), which orders shall include the following information:

(a)           Customer identification information, including, but not limited to name, address, telephone and facsimile numbers;

(b)           Quantity of copies;

(c)           Requested delivery and installation dates;

(d)           Shipping instructions and shipping address; and

(e)           If applicable, any relevant export control information or documentation to enable EZEM and VTAL to comply with applicable U.S. export control laws.

6.2.          Acceptance of Orders.  All purchase orders from EZEM are subject to acceptance by VTAL.

6.3.          Delivery Terms.  All deliveries of the Appliance shall be from VTAL’s or its designated vendor’s facilities.  VTAL shall charge EZEM reasonable and customary shipping charges for the shipment of any Appliance to EZEM or the customers, as EZEM shall designate in its purchase order.  All risk of damage to or loss or delay of the Appliance shall pass to EZEM upon their delivery to (i) a common carrier, or (ii) an agent or any other person specified by EZEM acting on behalf of EZEM.

6.4.          Terms of Orders and Acceptances.  All purchase orders, acceptances and change orders shall be subject to all provisions of this Agreement, whether or not the purchase order, acceptance or change order so states, and any terms or conditions of such purchase order, acceptance or change order which conflict with the terms or conditions of this Agreement shall be deemed excluded and of no legal effect as between the parties except as expressly agreed upon in a writing signed by both parties.  An accepted purchase order may be modified or canceled up to the time of shipment to the customer.  VTAL may ship its latest authorized version or release of an Appliance in response to any accepted purchase order.

6.5.          Installation of Appliance.  For each customer purchasing a license for the Appliance in the United States, the licensing fee shall include installation of the Appliance System.  Prior to installation, VTAL shall have received an original End User Agreement signed by an authorized representative of the customer.  VTAL shall be responsible for providing, either directly or indirectly, the installation services for each Appliance System sold in the United States.

7.             SOFTWARE MAINTENANCE SERVICES

For each customer purchasing a license for the Appliance in the United States, the licensing fee shall include software maintenance for a period of one (1) year.  Thereafter Software Maintenance shall be provided under an annual maintenance arrangement with the customer.  VTAL shall be responsible for providing, either directly or indirectly (i) first tier maintenance services for each Appliance sold in the United States and (ii) second tier maintenance and support for each Appliance sold in the Territory outside of the United States.

8.             CENTERS OF EXCELLENCE

EZEM shall use commercially reasonable efforts to enter into arrangements with not less than three nor more than five institutions from among those identified in Exhibit 8.1, or such other institutions, if any, as upon which the parties may agree in writing, to establish and manage Centers of Excellence to validate and promote the use of virtual colonoscopy and the use of the Appliance and/or Vitrea 2 with the Option.  VTAL shall cooperate and assist EZEM, at VTAL’s expense, in the establishment of each Center of Excellence as EZEM shall reasonably request, and VTAL shall further supply (without charge subject to the last sentence of this Section) one Appliance per Center of Excellence or at its discretion one Option if such Center already licenses a Vitrea 2 Software product, together with installation of such Appliance or Option, as the case may be, and maintenance thereof.  Except as specifically set forth above, EZEM shall bear all cost associated with the establishment and support of each Center of Excellence, including cost of training with respect to use of the Appliance, which EZEM agrees to provide to each Center.  Any revenue derived from the sale of an Appliance to a Center for Excellence shall be shared equally by the parties.

9.             PRICING, PROFIT SHARING AND OTHER COMPENSATION

9.1.          Pricing, Billing and Collection.  EZEM shall have the unilateral right to determine the Appliance System Sale Price of each Appliance System, as well as the Appliance Price if it is sold without the Appliance Platform; provided that such price shall in any event cover the costs each party is entitled to recover as described in Section 9.3.  EZEM shall invoice the customer for each Appliance System sold and shall use commercially reasonable efforts to collect all invoices.

9.2.          United States Sales.  With respect to each Appliance System sold for installation in the United States, EZEM shall order from VTAL the Appliance and Appliance installation, as well as first year warranty/maintenance services, all of which will be bundled with the Appliance System and the costs for which shall be included in the Appliance System Sale Price.  VTAL agrees to schedule Appliance and, when ordered Appliance System, installation on the same basis as, and so as not to discriminate in favor of, the Option and Vitrea 2 Software installation, and VTAL shall provide not less frequently than once per quarter reasonable evidence thereof on the request of EZEM.  Maintenance services after the first year will be provided under an arrangement between VTAL and the customer.

VTAL agrees to a reduction in the payment to VTAL with respect to an Appliance pursuant to Section 9.3 for delays in installing such Appliance  according to the following schedule:

(a)           If installation of an Appliance does not occur within sixty (60) business days of the submission of a completed customer checklist and order for such Appliance, VTAL need not be paid the installation fee contemplated by Section 9.3(c) with respect to such Appliance; and

(b)           In addition, if installation of an Appliance does not occur within ninety (90) business days of the submission of a completed customer checklist and order for such Appliance, the fee payable to VTAL with respect to such Appliance pursuant to Section 9.3(e) shall be reduced by _________ dollars ($______).

The parties further agree that:

(1)                   in the event that (i) a customer requests an installation date later than the timeframes described above, (ii) there is a delay in VTAL’s receipt of a duly signed End User Agreement from a customer which adversely impacts the ability of VTAL to install the Appliance in accordance with the then existing schedule, (iii) a confirmed installation date is changed due to customer request, (iv) there is a delay in receipt of the Appliance Platform which adversely impacts the ability of VTAL to install the Appliance in accordance with the then existing schedule or (v) any other matters beyond VTAL’s direct control adversely impact the ability of VTAL to install the Appliance in accordance with the then existing schedule, a revised installation date will be established and confirmed by agreement of VTAL, EZEM and the customer; and

(2)                   if a payment is made which is not in conformity with Subsection (a) or (b) of this Section (e.g., VTAL is paid the installation fee described in Section 9.3(c) notwithstanding that installation of an Appliance occurred more than sixty (60) business days following submission of a completed customer checklist and order for such Appliance), EZEM shall have the right to recover such payment by offset against amounts otherwise payable to VTAL under Sections 9.3 and/or 9.4 with respect to such Appliance.

9.3.          Reimbursement and Payments from Appliance System Sales Price for Sales within the United States.  EZEM shall make the following payments to VTAL for Appliance sales within the United States :

(a)

(b)

(c)

(d)

(e)

VTAL agrees to notify EZEM in writing within ten (10) business days of each Adjustment Date of the average sales price of the Option (excluding sales to collaboration sites as identified in Exhibit 9.3) during the six (6) month period ending on such Adjustment Date.  Any payments made to VTAL in accordance with the foregoing shall be made within thirty (30) days of the date of VTAL’s invoice, which invoice may be issued any time on or after the date of shipment of the Appliance by VTAL to the location specified in the purchase order pursuant to Section 6.1; provided that the date such payment is required to be made following invoice in accordance with the foregoing shall be delayed by a day for each day by which shipment occurs more than ten (10) days prior to the confirmed installation date.

9.4.          Profit Payment.  Subject to Paragraph 9.2, EZEM shall pay VTAL with respect to each Appliance licensed to a customer hereunder for United States Installation (except as provided in Section 4.2) _______ percent (___%) of the excess, if any, of the Appliance System Sale Price, or the Appliance Price if no Appliance Platform is provided by EZEM, payable by such customer minus the sum of (i) Allowable Expenses payable in connection with such sale, (ii) an amount equal to the amount paid to VTAL under Subsection 9.3(e) (which equal amount EZEM may retain for its own account) and (iii) the amount of any reduction in payment incurred in connection with such sale as set forth in Subsections 9.2(a) and/or(b).  Such payment shall be made within thirty (30) days of the close of the calendar quarter during which such Appliance was shipped.  An example of the computations required by this Section 9.4 is set forth in Exhibit 9.4.

9.5.          Royalties.  VTAL shall pay to EZEM an amount equal to _______ percent (___%) of the Option Sales Price for each Option.  Such payment shall be made within thirty (30) days of the close of the calendar quarter during which such Option was shipped.

9.6.          Sales Outside of United States.  For each Appliance purchased hereunder and sold by EZEM or a Dealer Associate for installation outside of the United States, EZEM shall pay to VTAL _________ Dollars ($______), plus the amount of any transportation and freight charges, insurance charges, sales, use, excise or taxes, import or export duties or taxes, imposts paid or allowed and any other governmental charges imposed upon the importation, exportation, sale, distribution and use of the Appliance or the Appliance System to the extent paid by VTAL and not otherwise reimbursed, within thirty (30) days of the date of VTAL’s invoice, which invoice may be issued any time on or after the date of shipment of the Appliance by VTAL.  Payment of this amount with respect to an Appliance shall entitle EZEM during the year following delivery to secondary warranty/maintenance services provided by VTAL with respect to the Appliance, it being understood that EZEM or its Dealer or Service Associate shall provide the first level of warranty/maintenance service, meaning that it shall use commercially reasonable efforts to resolve warranty/maintenance issues without VTAL intervention.  For the avoidance of doubt, EZEM shall not be obligated in connection with any such sale to reimburse VTAL for the cost of any royalties or other payments payable to any third party with respect to the sale of an Appliance.

9.7.          Record-keeping; Inspection and Audit.  EZEM and VTAL respectively agree to keep and maintain accurate records throughout the term of this Agreement of all sales of Appliance Systems and Options sufficient to permit calculation/confirmation of the amounts payable under this Article 9, but shall only be required to maintain such records for a period of five (5) years after the end of the calendar quarter to which such records relate.  Each party shall have the right, from time to time during the term of this Agreement, upon twenty (20) days written notice to the other and at the notifying party’s expense, to have an independent certified public accountant reasonably acceptable to the notified party, audit the books or accounts relating to calculation/confirmation of the such amounts payable to the extent necessary to verify the facts necessary to determine the accuracy thereof.  The notifying party shall bear the cost of any such accounting by it, unless the audit shows a discrepancy in such party’s favor of more than 10%, in which case the other party shall be responsible for all costs and expenses related to the audit.  Each party agrees to treat the other’s books, accounts, and records as confidential at all times.

9.8.          Most “Favored Buyer” and Comparative End-User Provisions.  In the event that the appointment of EZEM hereunder becomes non-exclusive with respect to the United States and:

(a)           thereafter VTAL sells the Appliance to another distributor for installation in the United States at rates, terms and conditions that are overall and in the aggregate substantially more favorable to such other distributor than the rates, terms and conditions hereof are favorable to EZEM, then VTAL will notify EZEM thereof in writing (the “MFB Notice”).  EZEM shall have the option, by giving written notice to VTAL (the “Election Notice”) within sixty (60) days of delivery to it of the MFB Notice, to elect (i) to continue to acquire the Appliance for installation in the United States under the terms of this Agreement in effect on the date hereof or (ii) to substitute therefor such substantially more favorable rates, terms and conditions as described in the MFB Notice for such installations only, effective as of the later of (y) the first EZEM order for the Appliance for installation in the United States after the more favorable rates, terms and conditions are granted to such other distributor and (z) the date of delivery of the Election Notice.  It is further agreed that if such substantially more favorable rates, terms and conditions cease to be available to such other distributor with respect to installations in the United States and EZEM elected to substitute for the terms in effect on the date hereof such substantially more favorable rates, terms and conditions, then the rates, terms and conditions hereof shall be reinstated with respect to EZEM as of the date of such cessation, which reinstatement, however, shall be without prejudice to the further application of this Subsection (a) thereafter, and

(b)           during the twelve (12) month period following the date such appointment became non-exclusive, or during any twelve (12) month period following any anniversary of such date while such non-exclusive appointment remains in effect, the average sales price of VTAL for Appliances sold directly to end-users for installation in the United States is less than  the average sales price of all sales by EZEM of the Appliance for installation in the United States during the twelve (12) months preceding such date, VTAL will so notify EZEM in writing within thirty (30) days of the close of such twelve (12) month period.  Upon EZEM’s written request thereafter, VTAL shall meet with EZEM at a time (on a business day within thirty (30) days of delivery of such request) and place designated by VTAL subject to the approval of EZEM, which approval may not be unreasonable withheld, at which meeting the parties will negotiate in good faith an equitable reduction, to be effective retroactively from and after the date of EZEM’s written request for such negotiation, to the minimum prices payable to VTAL by EZEM for each Appliance.

In the event that pricing adjustments are called for under the terms of by both Subsection 9.8(a) and 9.8(b), EZEM may elect to proceed under either provision.

9.9.          Overdue Payments.  If and for so long as any payment from a party under this Agreement shall be overdue VTAL reserves the right to withhold or suspend shipment of the Appliance to EZEM and/or its customers if there is an unsettled outstanding balance owed by EZEM to VTAL for more than forty-five (45) days beyond the agreed upon due date, subject to its having given to EZEM at least ten (10) business days prior written notice of its intent to exercise such right of withholding or suspension and the reason therefor.  EZEM reserves the right to offset any unsettled outstanding balance owed by VTAL to EZEM against payments due to VTAL, subject to its having given to VTAL at least ten (10) business days prior written notice of its intent to exercise such right of setoff and the reason therefor.

10.           ADVERSE REACTIONS; PRODUCT RECALLS

10.1.        Compliance.  VTAL and EZEM shall each comply with all applicable regulatory requirements, including the provision of information by EZEM to VTAL necessary for VTAL to comply with its medical device reporting requirements to the FDA or any other comparable regulatory body elsewhere in the world.  VTAL and EZEM shall each comply with all health registration laws, regulations and orders of any government entity within the Territory and with all other governmental requirements relating to the promotion, marketing and sale of the Appliance in each country in the Territory.  EZEM shall submit all advertising claims to VTAL for written approval prior to their first use by any party, such consent not to be unreasonably withheld.  VTAL shall review such advertising claims and respond to EZEM within four (4) weeks following submission by EZEM.

10.2.        Adverse Event Reporting.  Each party shall advise the other party  by telephone or facsimile, within twenty-four (24) hours after it becomes aware of any adverse event from the use of any Appliance.  VTAL shall be responsible for contacting the FDA or any other comparable regulatory agency elsewhere in the world as required in the event of any adverse events regarding the Appliance.  EZEM shall cooperate with VTAL regarding the investigation of any adverse events relating to the Appliance.  VTAL shall advise EZEM, by telephone or facsimile, within forty-eight (48) hours after it becomes aware of any adverse event from the use of the Option which may adversely impact or affect the Appliance or Appliance System.

10.3.        Corrective Action.

(a)           Notice of Corrective Action.  If VTAL believes that a corrective action with respect to the Appliance is desirable or required by law, or if any governmental agency having jurisdiction (including, without limitation, the FDA) shall request or order any corrective action with respect to the Appliance, including any recall, customer notice, restriction, change, corrective action or market action or any Appliance change, VTAL shall promptly notify EZEM.  Any and all corrective actions with respect to the Appliance shall be conducted at the expense of VTAL, except costs associated with notifying customers of such corrective action.  EZEM shall maintain complete and accurate records, for such periods as may be required by applicable law, of all Appliances sold by it and any of its Dealer Associates.  The parties shall cooperate fully with each other in effecting any corrective action with respect to the Appliance pursuant to this Section 10.3, including communication with any customers, and EZEM and its Dealer Associates shall comply with all reasonable directions of VTAL regarding such corrective action.  This Section 10.3 shall not limit the obligations of either party under law regarding any corrective action with respect to the Appliance required by law or properly mandated by governmental authority.

(b)           Refund.  If any Appliance is required to be returned to VTAL pursuant to this Section 10.3 and no replacement is provided therefor by VTAL, VTAL shall refund to EZEM the amount paid to VTAL for the Appliance hereunder, less a reasonable value for use determined by prorating the license fee paid on a thirty-six (36) month straight-line depreciation method from the installation date.  If no such return is required within thirty-six (36) months of the installation date, no part of such cost will be refunded.  EZEM shall provide a like refund to its customers.

(c)           Inspections.  VTAL will notify EZEM within two (2) business days of the completion of any inspection activity directed at the Appliance by any regulatory authority, including without limitation the FDA, and shall promptly provide EZEM with the results therefrom, including without limitation any FDA form 483 or warning letters.

11.           WARRANTIES AND REPRESENTATIONS; INDEMNIFICATION; INSURANCE

11.1.        Appliance Warranties to Customers.  VTAL warranties with respect to the Appliance shall arise only under the End User Agreement.  EZEM shall in no event make any other warranties with respect to an Appliance, whether on behalf of VTAL or on behalf of EZEM to any third party.

11.2.        Excluded Claims.  Without limiting Section 11.1, VTAL shall have no obligation to EZEM or EZEM’s customers under  Section 11.1 above if:

(a)           If the Appliance has not been properly installed by a Person other than VTAL or retained by VTAL, or not used or maintained in accordance with VTAL’s then-applicable operating manuals or software maintenance arrangement;

(b)           The Appliance has been modified in any manner or is used or combined with other computer software programs, hardware or data (i) not supplied by VTAL, (ii) not supplied in accordance herewith or (iii) supplied without the prior written consent of VTAL; or

(c)           The Appliance has been distributed to a customer with any warranties or representations, oral or written, made by EZEM or any third party beyond those expressly set forth in the End User Agreement.

11.3.        Warranty to EZEM.  VTAL hereby represents and warrants to EZEM:

(a)           VTAL owns or has the lawful right from others to grant the rights to market and distribute the Appliance as set forth in this Agreement;

(b)           VTAL has no knowledge of any infringement by the Appliance of any third party intellectual property rights, such as patents, copyrights, trade secrets or trademarks; and

(c)           VTAL has taken all appropriate corporate action to authorize execution and performance of this Agreement.

11.4.        Limited Warranty.  The warranties to the customer set forth in the End User Agreement and the warranties to EZEM set forth in Section 11.3 above are in lieu of all other warranties, express or implied, all such other warranties being hereby disclaimed and excluded by VTAL, including without limitation any warranty of merchantability, fitness for a particular purpose, or use, and all obligations or liabilities on the part of VTAL for damages arising out of or in connection with the distribution, use, repair or performance of the Appliance.

11.5.        Indemnification.  VTAL and EZEM shall each defend, indemnify and hold one another, their agents, employees and independent contractors harmless from and against any and all claims, damages, loss and expenses including without limitation, reasonable attorney’s fees, which may hereafter be asserted against or suffered by VTAL or EZEM, as the case may be, its agents, employees and independent contractors for injury or death, damage to property or other third party claims to the extent such claims arise from the products of, or the fault or negligence of, the indemnifying party, its agents, employees and independent contractors.  Such indemnification obligation under this Section shall not be limited in any way by any limitation on the amount or types of damages, compensation or benefits, payable by or for VTAL or EZEM under workers’ compensation acts, disability benefit acts or other employee benefit acts or by the provisions of any insurance.

VTAL and EZEM agree to give each other prompt written notice (including the fullest information obtainable at the time) of any indemnifiable claims, demand, loss, damage, liability or expense of which it obtains knowledge.  The indemnifying party shall have the right to select counsel for and control defense of the claim (which counsel shall be reasonably accepted to all such parties).  Each party agrees to cooperate fully in the defense of any claim, demand, loss, damage, liability, or expense.  Neither party shall have the right to settle any claim, demand, loss, damage, liability, or expense for which it is indemnifying any party hereunder without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

11.6.        Third Party Infringement Indemnity.

VTAL hereby agrees to indemnify, defend and hold EZEM harmless from any third party suit, claim or other legal action, including any and all claims, damages, loss and expenses arising therefrom, including without limitation, reasonable attorney’s fees, (“Legal Action”) that alleges the Appliance infringes any United States patent, copyright, or trade secret, including specifically any patents held by PointDx Inc.  VTAL shall be given written notice of any Legal Action within fifteen (15) days of EZEM’s first knowledge thereof and VTAL shall provide EZEM written notice of any Legal Action within fifteen (15) days of VTAL’s first knowledge thereof.  VTAL shall have sole and exclusive control of the defense of any Legal Action, including the choice and direction of any legal counsel, and EZEM may not settle or compromise any Legal Action without the written consent of VTAL.  If an Appliance is found to infringe any such third party intellectual property right in such a Legal Action, it shall so notify EZEM in writing, which will thereupon cease and be excused from further sales and marketing efforts with respect to the Appliance hereunder, pending resolution in accordance with the following: at VTAL’ sole discretion and expense, VTAL may (i) obtain a license from such third party for the benefit of EZEM and its customers; (ii) replace or modify the Appliance so that it is no longer infringing; or (iii) if neither of the foregoing is commercially feasible, terminate this Agreement, and VTAL shall refund to EZEM the amount of any Non-Recurring Engineering Charges which have then been paid per Section 2.3, reduced by prorating such Non-Recurring Engineering Charges on a thirty-six (36) month straight-line depreciation method from the scheduled date of payment.  If no such refund is required within thirty-six (36) months of the scheduled date for the last payment under Section 2.3, no part of such cost will be refunded.  VTAL’s obligation to a customer with respect to infringement shall be controlled exclusively by the End User Agreement.

11.7.        Insurance.  During the term of this Agreement and for a period of three (3) years thereafter, each party shall carry adequate insurance to cover its obligations hereunder, provided, however that in no event shall any product liability insurance coverage be less than five million dollars ($5,000,000) per occurrence.  Upon request, either party shall provide the other party with a certificate of insurance evidencing the insurance coverage required by this Section 11.7.

12.           LIMITATION OF REMEDIES

12.1.        CONSEQUENTIAL DAMAGES.  IN NO EVENT SHALL EITHER PARTY’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE, EVEN IF THE OTHER PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

12.2.        Damages Limitation.  SUBJECT TO ITS INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 11.5 AND 11.6, VTAL’s cumulative liability for damages to EZEM for any cause whatsoever, and regardless of the form of action, whether in contract or in tort including negligence, shall be limited to FOUR HUNDRED THOUSAND U.S. Dollars ($400,000).

13.           CONFIDENTIALITY

13.1.        Confidential Information; Term.  All Confidential Information shall be deemed confidential and proprietary to the party disclosing such information hereunder.  Each party may use the Confidential Information of the other party during the term of this Agreement only as permitted or required for the receiving party’s performance hereunder.  The receiving party shall not disclose or provide any Confidential Information to any third party and shall take reasonable measures to prevent any unauthorized disclosure by its employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements.  The foregoing duty shall apply to any Confidential Information for a period of five (5) years from the date of its disclosure or two years following the termination of this Agreement, which ever is later; provided that such obligation shall continue indefinitely as to the Appliance; provided that it is otherwise considered Confidential Information under Section 13.2.

13.2.        Exclusions.  The following shall not be considered Confidential Information for purposes of this Article 13

(a)           Information which is or becomes in the public domain through no fault or act of the receiving party;

(b)           Information which was independently developed by the receiving party without the use of or reliance on the disclosing party’s Confidential Information;

(c)           Information which was provided to the receiving party by a third party under no duty of confidentiality to the disclosing party; or

(d)           Information which is required to be disclosed by law, provided, however, prompt prior notice thereof shall be given to the party whose Confidential Information is involved.

14.           TRADEMARKS

14.1.        Use of Trademarks.  Each party (in this context the “Licensing Party”) hereby grants to the other (in the context the “Licensed Party”), and the other hereby accepts, a nonexclusive, nontransferable and royalty-free license to use the Licensing Party’s trademarks as specified in the List of Trademarks, Exhibit 14.1 hereto, as such list may be modified at the reasonable request of the Licensing Party from time to time, solely in connection with the distribution, promotion, advertising and maintenance of the Appliance in accordance herewith.  Neither party shall use any other marks or trade names in connection with the marketing and distribution of the Appliance.  A Licensing Party’s trademarks shall be used by the other only in accordance with its standards, specifications and instructions, but in no event beyond the term of this Agreement.  Each Licensing Party may inspect and monitor the activities of the Licensed Party to ensure that such use of the Licensing Party’s trademarks is in accordance with such standards, specifications and instructions.  Neither party is granted any right, title or interest in such trademarks other than the foregoing limited license, and neither party shall use any of the other party’s trademarks as part of its corporate or trade name or authorize any third party to do so.

14.2.        Registration.  Each Licensing Party shall use commercially reasonable efforts to register its trademarks specified in the List of Trademarks, Exhibit 14.1, as such list may be modified during the term of this Agreement, within the United States and the Primary Countries when and if such Licensing Party determines, in its sole discretion, that registration is necessary or useful to the successful distribution of the Appliance.  Each Licensing Party shall be the sole party to initiate any such registration and shall bear all the expenses thereof.

14.3.        Markings.  Neither party shall remove or alter any trade names, trademarks, copyright notices, serial numbers, labels, tags or other identifying marks, symbols or legends of the other affixed to any Appliance, documentation, containers or packages.

14.4.        Infringement.  Each Licensed Party shall promptly notify the Licensing Party in writing of any unauthorized use of the Licensing Party’s trademarks or similar marks which may constitute an infringement or passing off of the Licensing Party’s trademarks.  Each Licensing Party reserves the right in its sole discretion to institute any proceedings against such third party infringers, and each Licensed Party shall refrain from doing so.  Each Licensed Party shall cooperate fully with the Licensing Party in any legal action taken by the Licensing Party against such third parties, provided that the Licensing Party shall pay all expenses of such action.  All damages, which may be awarded or agreed upon in settlement of any legal action, shall accrue to the Licensing Party.

14.5.        Termination of Use.  Neither party shall adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of trademarks of the other party.  Upon termination of this Agreement, each Licensed Party shall immediately cease any use of the trademarks of the Licensing Party in any manner.  In addition, each Licensed Party hereby empowers the Licensing Party and shall assist the Licensing Party, if requested, to cancel, revoke or withdraw any governmental registration or authorization permitting the Licensed Party to use the Licensing Party’s trademarks in the Territory.

15.           IMPORT AND EXPORT OF PRODUCTS

15.1.        Import Documentation.  If applicable, EZEM shall be responsible for obtaining all licenses and permits required to import the Appliance from the United States into any other country in accordance with applicable laws or regulations in the Territory other than the United States.  VTAL shall cooperate and supply EZEM on a timely basis with all necessary information and documentation that it has within its possession requested by EZEM for the import of the Appliance in accordance with the applicable importation laws or regulations in the Territory.

15.2.        Export Regulations.  If applicable, EZEM shall supply VTAL on a timely basis with all necessary information and documentation, that it has within its possession, requested by VTAL for export of the Appliance in accordance with U.S. export control laws or regulations.  If applicable, EZEM hereby assures VTAL that:

(a)           EZEM shall not re-export, directly or indirectly, the Appliance or the direct product of any Appliance to any destination forbidden under the then-applicable U.S. Export Administration Regulations;

(b)           EZEM’s commitment in paragraph (a) above shall apply in all cases unless the U.S. Export Administration Regulations expressly permit such re-export or the U.S. Commerce Department’s Office of Export Licensing has granted such authorization in writing; and

(c)           EZEM’s commitment in paragraph (a) above shall survive termination of this Agreement.

16.           TERM AND TERMINATION

16.1.        Term.  This Agreement shall take effect as of the date on page 1 above and shall have a term of ten (10) years.  Thereafter, this Agreement shall be deemed automatically terminated unless VTAL and EZEM shall agree in writing to extend this Agreement.

16.2.        Termination.  Notwithstanding the provisions of Section 16.1 above, this Agreement may be terminated earlier upon written notice as follows:

(a)           By either party if the other party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership or otherwise loses legal control of its business voluntarily;

(b)           By either party if the other party is in material breach of this Agreement and has failed to cure such breach within thirty (30) days of receipt of written notice thereof from the first party; it being agreed that it shall constitute a material breach of this Agreement by VTAL if during any six (6) month period the average number of business days between (a) the later of (i) the confirmed installation date for an Appliance and (ii) submission of a completed customer checklist and order for such Appliance, and (b) the date of installation of such Appliance exceeds ninety (90) business days;

(c)           By either party if the other party is affected by an event of Force Majeure for more than six (6) months.

(d)           If VTAL so elects due to a Legal Action, as specified in Article 11.6 above.

(e)           If EZEM so elects any time after six months following commencement of a Legal Action, as specified in Article 11.6 above; provided that as of such time there shall have been no resolution to such Legal Action as contemplated by Section 11.6.

(f)            By the mutual written consent of both parties.

16.3.        Rights and Obligations on Termination.  In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

(a)           Neither party shall be released from the obligation to make payment of all amounts then or thereafter due and payable;

(b)           The rights of any customer of EZEM who holds a valid and binding End User Agreement for the Appliance prior to the effective date of such termination shall not be affected;

(c)           Indemnification rights and obligation under Sections 3.2, 11.5 and 11.6, and the parties’ rights and obligations under Articles 10 and 11 shall survive any termination of this Agreement; and

(d)           EZEM shall return all copies of the Appliance and any other items of Confidential Information to VTAL and, if applicable, shall erase all copies of the Appliance from its computer systems and shall certify in writing to VTAL that it has done so, except that EZEM may retain those copies of the Appliance and any information or data relating thereto in order to provide adequate customer service for the then current installed base of its Appliance customers.

16.4.        No Compensation.  In the event of any termination of this Agreement under Article 16.2 (a), (c), (d) and (e), subject to Section 16.3(a), neither party shall owe any compensation to the other party for lost profits, lost opportunities, goodwill or any consequential, incidental or special damages  as a result of or arising from such termination.

17.           FORCE MAJEURE

17.1.        Definition.  “Force Majeure” shall mean any event or condition beyond the reasonable control of either party which prevents, in whole or in material part, the performance by one of the parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable.  Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure:  acts of State or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy or other supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion, or any refusal or failure of any governmental authority to grant any export license legally required.

17.2.        Notice.  Upon written notice to the other party, a party affected by an event of Force Majeure shall be suspended without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder.  Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences.  The party claiming Force Majeure shall also promptly notify the other party of the termination of such event.

17.3.        Suspension of Performance.  During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

18.           ARBITRATION

18.1.        Dispute Resolution.  Except as provided in Article 18.2 below, VTAL and EZEM shall each use its reasonable efforts to resolve any dispute between them promptly and amicably and without resort to any legal process if feasible within thirty (30) days of receipt of a written notice by one party to the other party of the existence of such dispute.  Except as provided in Article 18.2 below, no further action may be taken under this Article 18 unless and until executive officers of VTAL and EZEM have met in good faith to discuss and settle such dispute.  The foregoing requirement in this Section 18.1 shall be without prejudice to either party’s right, if applicable, to terminate this Agreement under Section 16.2 above.

18.2.        Litigation Rights Reserved.  If any dispute arises with regard to the unauthorized use or infringement of Confidential Information by a party, the other party may seek any available remedy at law or in equity from a court of competent jurisdiction.

18.3.        Procedure for Arbitration.  Except as provided in Section 18.2 above, any dispute, claim or controversy arising out of or in connection with this Agreement which has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute shall be settled by final and binding arbitration under the then-applicable Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  Any such arbitration shall be conducted by three (3) arbitrators appointed by mutual agreement of the parties or, failing such agreement, in accordance with said Rules.  At least one (1) arbitrator shall be an experienced computer software professional, and at least one (1) arbitrator shall be an experienced business attorney with a background in the licensing and distribution of computer software.  Any such arbitration shall be conducted in Chicago, Illinois in the English language.  An arbitral award may be enforced in any court of competent jurisdiction.  Notwithstanding any contrary provision in the AAA Rules, the following additional procedures and rules shall apply to any such arbitration:

(a)           Each party shall have the right to request from the arbitrators, and the arbitrators shall order upon good cause shown, reasonable and limited pre-hearing discovery, including (i) exchange of witness lists, (ii) depositions under oath of named witnesses at a mutually convenient location, (iii) written interrogatories and (iv) document requests.

(b)           Upon conclusion of the pre-hearing discovery, the arbitrators shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award.

(c)           The arbitrators may not award or assess punitive damages against either party.

(d)           Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.

19.           MISCELLANEOUS

19.1.        Escrow Agreement.  The parties shall execute an Escrow Agreement in the form of Exhibit 19.1, subject to any variation required by the Escrow Agent, and VTAL will place source code for the Appliance in the escrow created thereby, all within twenty (20) business days of the Appliance Commercial Availability Date.  In the event and from the time that EZEM properly obtains such source code from the escrow, VTAL grants to EZEM and EZEM accepts a restricted non-exclusive license, without right to sublicense, for EZEM, or a third party designated by EZEM subject to (i) VTAL’s consent to the selection of such third party, which consent may not be unreasonably withheld and (ii) such third party agreeing on terms reasonably satisfactory to VTAL as to such matters as maintenance of the confidentiality of the source code, to use such source code solely for the maintenance and support of Appliances licensed by VTAL as contemplate by this Agreement to the extent that VTAL or its successors are unable and unwilling to do so for a commercially reasonable fee and within a commercially reasonable timeframe.  Such source code will not be disclosed to any Person who is not employed by EZEM or one of its Affiliates, and consistent with the foregoing, EZEM shall protect such source code as Confidential Information of VTAL in the manner specified in Article 13.  The parties agree to terminate the Escrow Agreement by mutual written consent in the event that this Agreement is terminated for any reason which is not a Release Condition as defined in the Escrow Agreement.

19.2.        Relationship.  This Agreement does not make either party the employee, agent or legal representative of the other for any purposes whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.  Each party is acting as an independent contractor.

19.3.        Assignment.  Neither this Agreement nor any right or obligation arising hereunder may be assigned by any party hereto, in whole or in part, without the prior written consent of each other party hereto, which may be withheld in the absolute discretion of such other party, and any attempted assignment in violation of the terms hereof will be null and void and of no force or effect; provided, however, that no such consent shall be required for assignment, in whole or in part, in connection with any merger or sale of all or substantially all of the assets of the assigning party, provided, however that in the event that a party desires to assign this Agreement through merger or sale of all or substantially all of its assets, it shall obtain, prior to any assignment, a written assurance from the acquiring or merging party specifically assuring the other party that it will continue to honor and assume all of the assigning party’s obligations under this Agreement.  Subject to the foregoing sentence, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.

19.4.        Notices.  Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified mail, postage prepaid, return receipt requested, by private overnight courier service, or by confirmed facsimile addressed to the respective addresses of the parties as first written above or at such other addresses as the respective parties may designate by like notice from time to time.  Notices so given shall be effective upon (i) receipt by the party to which notice is given, or (ii) on the fifth (5th) day following domestic mailing or the tenth (10th) day following international mailing, as may be the case, whichever occurs first.

19.5.        Entire Agreement.  This Agreement, including the Exhibits hereto which are incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all proposals, oral or written, and all negotiations, conversations, discussions, and previous distribution or value added reseller agreements heretofore between the parties.  Each party hereby acknowledges that it has not been induced to enter into this Agreement by any representations or statements, oral or written, not expressly contained herein.

19.6.        Amendment.  This Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both parties hereto.

19.7.        Section Headings.  The Section headings appearing in this Agreement are inserted only as matter of convenience and in no way define, limit, construe, or describe the scope or extent of such Section or in any way affect such section.

19.8.        Publicity.  This Agreement is confidential, and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial or legal details of this Agreement without the other party’s prior written approval, which approval shall not be unreasonably withheld; provided that the parties agree that promptly following the date hereof they shall make a joint press release.  It shall not be a breach of the foregoing obligation as to non-disclosure and press releases to include in future press releases facts which are recited in the joint press release described above or to make other disclosures as may be necessary (a) as to the non-disclosure obligation only, in connection with the preparation of a party’s tax returns or financial records; (b) in order to satisfy the requirements of law, including the requirements of the Securities Exchange Act of 1934; (c) in order to comply with the lawful orders or processes of courts and other government agencies; or (d) in order to enforce or comply with this Agreement.  If either party receives any subpoena or other legal process that purports to require or compel information that is protected under this Agreement, it shall give the other party prompt written notice thereof.

19.9.        Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of Minnesota, U.S.A., excluding (i) its choice of law rules, and (ii) the United Nations Convention on Contracts for the International Sale of Goods.

19.10.      Severability.  If any provision of this Agreement is found unenforceable under any of the laws or regulations applicable thereto, such provision terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other provisions of this Agreement.

19.11.      Counterparts.  This Agreement may be executed in two or more counterparts in the English language and each such counterpart shall be deemed an original hereof.  In case of any conflict between the English version and any translated version of this Agreement, the English version shall govern.

19.12.      Waiver.  No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.  Course of conduct between the parties, whether or not contrary to the terms of this Agreement, shall not be construed as a waiver of any term of this Agreement.

19.13.      Non-solicitation.

(a)           Neither VTAL nor its Affiliates shall be permitted to retain, as an employee or a self-employed independent contractor, during the term of this Agreement or within one year thereafter, any person who was employed by EZEM or its Affiliates at anytime during the then preceding two (2) year period.

(b)           Neither EZEM nor its Affiliates shall be permitted to retain, as an employee or a self-employed independent contractor, during the term of this Agreement or within one year thereafter, any person who was employed by VTAL or its Affiliates at anytime during the then preceding two (2) year period.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives below.

VITAL IMAGES, INC.		E-Z-EM, INC.

By:	/s/ Albert Emola	By:	/s/ Anthony A. Lombardo

Its:	President & CEO	Its:	President & CEO

[Remainder of page intentionally left blank]

TABLE OF CONTENTS

1.	DEFINITIONS:

	1.1.	“Person”
	1.2.	“Vitrea 2 Software”
	1.3.	“Specification”
	1.4.	“Option”
	1.5.	“Appliance”
	1.6.	“Appliance Platform”
	1.7.	“Appliance System”
	1.8.	“Products”
	1.9.	“Affiliate”
	1.10.	“Non-Affiliate”
	1.11.	“Appliance System Sales Price”
	1.12.	“Intellectual Property”
	1.13.	“Claim”
	1.14.	“FOB Point”
	1.15.	“Remedial Action”
	1.16.	“Confidential Information”
	1.17.	“End User Agreement”
	1.18.	“Act”
	1.19.	“FDA”
	1.20.	“Government Approval”
	1.21.	“Territory”
	1.22.	“Center of Excellence”
	1.23.	“Option Sales Price”
	1.24.	“Appliance Sales Price”
	1.25.	“Appliance Commercial Availability Date”
	1.26.	“Allowable Expense”
	1.27.	“Dealer Associate”
	1.28.	“Service Associate”
	1.29.	“Primary Countries”

2.	DEVELOPMENT
	2.1.	Development Program
	2.2.	Government Approvals
	2.3.	Non-Recurring Engineering Charges
	2.4.	Upgrades

3.	APPOINTMENT
	3.1.	Scope
	3.2.	Dealer and Service Associates
	3.3.	Exception at Customer Insistence

4.	GENERAL OBLIGATIONS OF EZEM
	4.1.	Marketing
	4.2.	EZEM Demonstration License
	4.3.	Promotional Materials and Appliance Packaging
	4.4.	Ownership and Reverse Engineering
	4.5.	Competing Products
	4.6.	EZEM Expenses

5.	GENERAL OBLIGATIONS OF VTAL
	5.1.	General Obligations
	5.2.	VTAL Expenses

6.	ORDERS FOR PRODUCTS
	6.1.	Purchase Orders
	6.2.	Acceptance of Orders
	6.3.	Delivery Terms
	6.4.	Terms of Orders and Acceptances
	6.5.	Installation of Appliance

7.	SOFTWARE MAINTENANCE SERVICES

8.	CENTERS OF EXCELLENCE

9.	PRICING, PROFIT SHARING AND OTHER COMPENSATION
	9.1.	Pricing, Billing and Collection
	9.2.	United States Sales
	9.3.	Reimbursement and Payments from Appliance System Sales Price for Sales within the United States
	9.4.	Profit Payment
	9.5.	Royalties
	9.6.	Sales Outside of United States
	9.7.	Record-keeping; Inspection and Audit
	9.8.	Most “Favored Buyer” Terms
	9.9.	Overdue Payments

10.	ADVERSE REACTIONS; PRODUCT RECALLS
	10.1.	Compliance
	10.2.	Adverse Event Reporting
	10.3.	Corrective Action

11.	WARRANTIES AND REPRESENTATIONS; INDEMNIFICATION; INSURANCE
	11.1.	Appliance Warranties to Customers
	11.2.	Excluded Claims
	11.3.	Warranty to EZEM
	11.4.	Limited Warranty
	11.5.	Indemnification
	11.6.	Third Party Infringement Indemnity
	11.7.	Insurance

12.	LIMITATION OF REMEDIES
	12.1.	CONSEQUENTIAL DAMAGES
	12.2.	DAMAGES LIMITATION

13.	CONFIDENTIALITY
	13.1.	Confidential Information; Term
	13.2.	Exclusions

14.	TRADEMARKS
	14.1.	Use of Trademarks
	14.2.	Registration
	14.3.	Markings
	14.4.	Infringement
	14.5.	Termination of Use

15.	IMPORT AND EXPORT OF PRODUCTS
	15.1.	Import Documentation
	15.2.	Export Regulations

16.	TERM AND TERMINATION
	16.1.	Term
	16.2.	Termination
	16.3.	Rights and Obligations on Termination
	16.4.	No Compensation

17.	FORCE MAJEURE
	17.1.	Definition
	17.2.	Notice
	17.3.	Suspension of Performance

18.	ARBITRATION
	18.1.	Dispute Resolution
	18.2.	Litigation Rights Reserved
	18.3.	Procedure for Arbitration

19.	MISCELLANEOUS
	19.1.	Escrow Agreement
	19.2.	Relationship
	19.3.	Assignment
	19.4.	Notices
	19.5.	Entire Agreement
	19.6.	Amendment
	19.7.	Section Headings
	19.8.	Publicity
	19.9.	Governing Law
	19.10	Severability
	19.11	Counterparts
	19.12	Waiver
	19.13	Non-solicitation

LIST OF EXHIBITS

1.3	Specification
1.6	Appliance Platform
1.17	End User Agreement
4.2	Demonstration DSM&D Agreement
8.1	Potential Centers of Excellence
9.3	Collaboration Sites
9.4	Example of Computation
14.1	List of VTAL and EZEM Trademarks and Desired Registrations
19.1	Software Escrow Agreement

EXHIBIT 1.3

SPECIFICATION

1.0           PRODUCT OBJECTIVE

The objective of the Appliance is to provide a product similar to Vitrea 2 that offers a single protocol: Colon CT. Planned release for this feature is in year 2001, quarter 3 release (September, 2001).

2.0           COLON APPLIANCE

2.1           No new claims will be associated with the colon that would need a 510 (k) or letter to file (for its initial launch).

2.2           The Appliance must be upgradeable to a full Vitrea 2.

2.3           3D Textures is part of the colon effort, and is listed in the Quality FRS.

2.4           When new releases of Vitrea 2 are launched, the Appliance will be updated to include those new tools / advancements if they improve the use of colon analysis.

2.5           The Appliance must work on the same hardware as required for the Vitrea 2 system.

2.6           The standard workflow for the Appliance will remain the same as Vitrea 2.  Using the Appliance, the user will move through the same standard tabs and will use the product in the same way as Vitrea 2.  This is important for ease of use (consistency) and training reasons (Vitrea 2 customers may use the colon appliance, and colon appliance customers may upgrade to a complete Vitrea 2 system), and also for speed of development for the initial release of the Appliance.

2.7           All standard Vitrea 2 base features (non-licensable) will be available in the Appliance, with the exception of the Protocol menu items that are not Colon, and those functions that are tied specifically to Protocols that are not the colon protocol (such as brain tumor volume).  This means that functions such as visualization parameters, batching, viewing formats, sculpting tools, and reporting capabilities will all be available in the Appliance.

2.8           No Study Directory changes are required for the first version of the Appliance. Users will select a study and a series as they would in Vitrea 2, and will load it using the same methods as in Vitrea 2.  Non-colon scans can be listed in the Study Directory and loaded, but will only be able to be viewed using the colon protocol and presets.

2.9           No changes to the Gallery Page will be required for the first version of the Appliance, with the exception of the removal of non-colon protocols and presets from the protocol menu.  When the loaded series appears on the Gallery Page, only the protocol is offered on the protocol menu.  The presets shown are those specifically designed for colon review.

2.10         The Viewer tab will be the same as in Vitrea 2, and will offer the user all the standard 2D and 3D formats that are offered in Vitrea 2.

2.11         No reporting enhancements are required for the first version of the Appliance.  The report page should function the same as the report page in Vitrea 2.

3.0           OPTION

3.1           The software must not require operations to manually create a license for the Option for the installed base upgrades.

3.2           Option includes only the access to the colon protocol.

EXHIBIT 1.6

APPLIANCE PLATFORM

Dell 530 Dual Processor Workstation including:

•      Dual Intel® Xeon® 1.7 GHz processors, 400MHz Bus

•       2 GB RDRAM

•       4 x 73 GB disks with RAID5 controller (more than 219 GB of usable disk storage)

•       3Dlabs Wildcat II 5110 AGP4x graphics card

•       16X/10X/40X CD Read-Write, IDE

•       Dell Quiet Chassis

•       Windows NT 4.0 with Service Pack 6

•       Enhanced Quietkey Keyboard, PS/2, 3 Hot Keys, Dell PrecisionX30

•       Viewsonic VP201mb 20.1” LCD Flat Panel Monitor with Speakers

•       MS Intellimouse, 2-Button, with Scroll, PS/2 Mouse

•       3.5”, 1.44MB floppy drive

•       Internal Dell V.90 PCI Data/Fax Controllerless Modem

•       Surge protector

•       24x7 Service, with 4-hour onsite parts and labor for 3 years (major cities)

EXHIBIT 1.17

END USER AGREEMENT

VITAL IMAGES, INC.

SOFTWARE LICENSE AGREEMENT

THIS SOFTWARE LICENSE AGREEMENT (“License Agreement”) is made as of _________________, 200__, by and between Vital Images, Inc., 3300 Fernbrook Lane N., Suite 200, Plymouth, Minnesota 55447 U.S.A. (“Vital Images”) and __________________________________________, having its principal place of business at ___________________________________________________ (“Licensee”).

Recitals

A.            Vital Images develops and licenses proprietary medical visualization software products (defined below as the “Products”).

B.            Licensee desires to license and use the Products, and Vital Images so agrees, subject to the terms and conditions of this License Agreement.

ARTICLE 1: DEFINITIONS

For purposes of this License Agreement, the following words, terms and phrases shall have the following meanings unless the context otherwise requires:

1.1           Confidential Information.  “Confidential Information” shall mean all information disclosed by Vital Images to Licensee or embodied in the Products, regardless of the form in which it is disclosed, which relates to markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general of Vital Images, or the algorithms, programs, user interfaces and organization of the Products.

1.2           Products.  “Products” shall mean only those computer software products in object code form as described in Exhibit A and any related user documentation as released from time to time by Vital Images, including any later authorized releases or versions of such software or documentation during the term of this License Agreement.

ARTICLE 2: LICENSE GRANT AND USE

2.1           License Grant.  In consideration for Licensee’s payment of the applicable license fee, and subject to the terms of this License Agreement, Vital Images hereby grants to Licensee a nonexclusive, non-transferable license (“License”) to use the Products only on one (1) computer of the type described in Exhibit B attached hereto (“Designated Equipment”), and only at the site described in Exhibit B (“Designated Site”).  Licensee must purchase a License for each computer at a Designated Site on which it desires to install and use the Products.  Licensee’s use of the Products shall be limited to Licensee’s internal business activities.

2.2           Restrictions on Use.  Licensee agrees not to engage in, cause or permit the reverse engineering, disassembly, recompilation, modification or any similar manipulation of the Products, nor may Licensee loan, lease, distribute, assign or otherwise transfer the Products or copies thereof, in whole or in part, to any third party.  Licensee may not install, use or access the Products at or from any location other than a Designated Site, or on any type of computer other than the Designated Equipment, without the prior written approval of Vital Images.

2.3           Copying.  Licensee shall not copy the Products, except that Licensee may make and maintain one (1) copy of the Products for back-up and archival purposes, provided such copy includes all Vital Images copyright, proprietary rights and other notices included on or in the Products.

2.4           Ownership.  All right, title and interest in the Products shall at all times remain the property of Vital Images and its licensors, subject to the Licenses granted to Licensee under this License Agreement.  Licensee understands and agrees that it takes title only to the media on which the Products are provided to it, but that the Products shall remain the property of, and proprietary to, Vital Images.

ARTICLE 3: TERMINATION

3.1           Termination.

(a)           Either party may terminate this License Agreement at any time if the other party fails to cure its material breach hereof within thirty (30) days after its receipt of notice specifying such breach from the other party.

(b)           Vital Images may terminate this License Agreement at any time immediately upon Licensee (i) becoming insolvent, (ii) commencing, or having commenced against it (without dismissal within sixty (60) days), any bankruptcy, insolvency, liquidation, reorganization or similar proceeding under any U.S. or foreign law, (iii) making an assignment for the benefit of its creditors, (iv) admitting in writing its inability to satisfy its debts in the ordinary course of business or that its business or financial condition indicates that it is presently unable to continue as a going concern, or (v) taking an action resulting in or directed to ceasing, on a permanent basis, its business or relevant operations; or

(c)           Licensee may terminate this License Agreement or any License granted hereunder at any time by giving written notice to Vital Images.

3.2           Effect of Termination of a License.  Upon any termination of a License, Licensee shall (a) immediately cease all use of the Products licensed pursuant to such License, and (b) certify in writing to Vital Images within thirty (30) days after such termination that Licensee has either destroyed, permanently erased or returned to Vital Images the Products and all copies thereof licensed pursuant to such License.

3.3           Effect of Termination of License Agreement.  Upon termination of this License Agreement for any reason, all Licenses to the Products granted hereunder shall immediately terminate, and Licensee shall return to Vital Images all Confidential Information.  Articles 2.4, 5, 6, 7, 8 and 9 shall survive any termination of this License Agreement.

ARTICLE 4: ADVERSE REACTIONS; PRODUCT RECALLS

4.1           Adverse Event Reporting.  Licensee shall advise Vital Images, by telephone or facsimile, within twenty-four (24) hours after it becomes aware of any adverse event from the use of any Product or malfunction of any Product.  Unless otherwise required by applicable local laws, Licensee shall advise Vital Images of any such adverse event prior to any report or filing being made with the U.S. Food and Drug Administration (“FDA”) or any other comparable regulatory body elsewhere in the world.

4.2           Product Recall; Corrective Action.

(a)           Corrective Action.  If Vital Images believes that a corrective action with respect to the Products is desirable or required by law, or if any governmental agency having jurisdiction (including without limitation, the FDA) shall request or order any corrective action with respect to the Products, including any recall, customer notice, restriction, change, corrective action or market action or any Product change, Vital Images or its reseller shall promptly notify Licensee.  Licensee shall comply with all reasonable directions regarding such corrective action, including the return of the Products to Vital Images or a reseller at Vital Images’ expense.

(b)           Refund.  If any Products are required to be returned to Vital Images or its resellers pursuant to this Article 4.2 and no replacement is provided therefor by Vital Images, Vital Images shall refund to Licensee any unearned license fees paid (the amount of the license fee Licensee paid for the Products, less a reasonable value for use determined by prorating the license fee paid on a thirty-six (36) month straight line amortization method).

ARTICLE 5: WARRANTIES; INDEMNIFICATION

5.1           Limited Warranty.  Vital Images warrants to Licensee for one (1) year from the delivery date (the “Warranty Period”), that the Products, when properly installed and operated, will substantially perform the functions described in the functional specifications for the Products, as contained in the applicable written documentation for the Products.  Vital Images shall have no obligation to Licensee or any third party under this Article 5.1 if (a) the Products have not been properly installed, used or maintained, whether by Licensee or any third party, in accordance with the Licenses granted hereunder or Vital Images’ then-applicable operating manuals; or (b) the Products have been modified in any manner or are used or combined with other computer software programs, hardware or data not supplied by Vital Images and without the prior written consent of Vital Images.

5.2           Exclusive Remedy.  Vital Images’ entire liability, and Licensee’s exclusive remedy, for any warranty claim made by Licensee under Article 5.1 above during the Warranty Period shall be for Vital Images, at its option, to either (a) replace any defective media which prevents the Products from satisfying the limited warranty described in Article 5.1; (b) attempt to correct any material and reproducible errors reported by Licensee; or (c) terminate this License Agreement and refund the license fee paid for the Products.  Vital Images does not warrant that the operation of the Products will be uninterrupted or error-free, that all errors in the Products will be corrected, that the Products will satisfy Licensee’s requirements or that the Products will operate in the combinations which Licensee may select for use.

5.3           Limited Warranty.  Vital Images warrants to Licensee that the Products, when properly installed and operated, will produce no material errors when processing dates prior to, during and after the calendar year 2000.  Vital Images shall have no obligation to Licensee or any third party under this Article 5.3 if (a) the Products have not been properly installed, used or maintained, whether by Licensee or any third party, in accordance with the Licenses granted hereunder or Vital Images’ then-applicable operating manuals; (b) the Products have been modified in any manner or are used or combined with other computer software programs, hardware or data; or (c) the material error reported by Licensee is not reproducible by Vital Images.

5.4           Exclusive Remedy.  Vital Images’ entire liability, and Licensee’s exclusive remedy, for any breach of the warranty in Article 5.3 above shall be for Vital Images, at its option, to either (a) attempt to correct such material and reproductive errors, or (b) terminate the License to such Products and refund any unearned license fees paid (the amount of the license fee Licensee paid for the Products, less a reasonable value for use determined by prorating the license fee paid on a thirty-six (36) month straight-line depreciation method) with no further liability to Licensee.  This Article 5.4 states Licensee’s exclusive remedy, and Vital Images and its licensors’ entire liability for any breach of the warranty set forth in Article 5.3.

5.5           Warranty Disclaimer.  THE WARRANTIES SET FORTH IN ARTICLES 5.1 AND 5.3 ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY VITAL IMAGES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR USE, AND ALL OBLIGATIONS OR LIABILITIES ON THE PART OF VITAL IMAGES FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE, MAINTENANCE OR PERFORMANCE OF THE LICENSED SOFTWARE.  Repair or replacement of all or any part of the Products does not extend the Warranty Period, which shall begin on the delivery date.  Vital Images and its third party licensors expressly disclaim any commitment to provide maintenance or support of the Products beyond the Warranty Period, in the absence of a Licensee entering into a separate agreement with Vital Images or its reseller.  Furthermore, the Products are derived from and include software from third party licensors, who make no warranty, express or implied, regarding the Products, who disclaim any and all liability for the Products and who will not undertake to provide any information or support regarding the Products.

5.6                 Infringement Indemnity.  Vital Images hereby agrees to indemnify, defend and hold Licensee harmless from any third from any third party suit, claim or other legal action (“Legal Action”) that alleges the Licensed Software infringes any United States patent, copyright, or trade secret, including any award of damages and costs made against Licensee by a final judgment of a court of last resort based upon a Legal Action, provided that:  (a) Licensee gives written notice of any Legal Action to Vital Images within fifteen (15) days of Licensee’s first knowledge thereof; (b) Vital Images has sole and exclusive control of the defense of any Legal Action, including the choice and direction of any legal counsel, and all related settlement negotiations; and (c) Licensee provides Vital Images (at Vital Images’ expense for reasonable out-of-pocket expenses) with assistance, information and authority to perform the above.

Notwithstanding the foregoing, Vital Images and its licensors shall have no liability for any Legal Action based on or arising out of:  (a) the failure by Licensee to use a non-infringing version or release of the Products if made available by Vital Images, (b) the combination, operation or use of the Products with software, hardware or data not furnished by Vital Images, if such Legal Action would have been avoided by use of the Products without such software, hardware or data, or (c) the use of any Products in a manner for which it was neither designed nor contemplated.

In the event that the Products are held or are believed by Vital Images to infringe, Vital Images shall, at its option and expense, (a) modify the infringing Products, (b) obtain for Licensee a license to continue using such Products, (c) substitute the Products with other software reasonably suitable to Licensee, or (d) if none of the foregoing are commercially feasible, terminate the License to such Products and refund any unearned license fees paid (the amount of the license fee paid for the Products, less a reasonable value for use determined by prorating the license fee paid on a thirty-six (36) month straight-line amortization method) with no further liability to Licensee.

This Article 5.4 states Licensee’s exclusive remedy, and Vital Images’ and its licensors’ entire liability, for any infringement claim related to the Products or their use.

ARTICLE 6: LIMITATION OF REMEDIES

6.1           Delay.  VITAL IMAGES SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY DELAY IN FURNISHING PRODUCTS OR SERVICES OR ANY OTHER PERFORMANCE UNDER THIS LICENSE AGREEMENT.

6.2           Sole Remedies.  THE SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF ANY AND ALL WARRANTIES AND THE SOLE REMEDIES FOR VITAL IMAGES’ LIABILITY OF ANY KIND (INCLUDING LIABILITY FOR NEGLIGENCE OR PRODUCT LIABILITY) WITH RESPECT TO THE PRODUCTS AND SERVICES COVERED BY THIS LICENSE AGREEMENT AND ALL OTHER PERFORMANCE BY VITAL IMAGES UNDER THIS LICENSE AGREEMENT SHALL BE LIMITED TO THE REMEDIES PROVIDED IN ARTICLE 5 OF THIS LICENSE AGREEMENT.

6.3           Damages Limitation.  VITAL IMAGES SHALL HAVE NO LIABILITY OF ANY KIND FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE, EVEN IF VITAL IMAGES SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE, INCLUDING ANY LIABILITY FOR DAMAGES ARISING OUT OF OR RESULTING FROM THE USE, MAINTENANCE OR PERFORMANCE OF THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, THE LOSS OR CORRUPTION OF LICENSEE’S OR ANY THIRD PARTY DATA.  IN NO EVENT SHALL VITAL IMAGES BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE AGGREGATE AMOUNTS ACTUALLY PAID BY LICENSEE TO VITAL IMAGES UNDER THIS LICENSE AGREEMENT.

ARTICLE 7: CONFIDENTIALITY

7.1           Confidential Information.  All Confidential Information shall be deemed confidential and proprietary to Vital Images, and are the sole and exclusive property of Vital Images.  Licensee may use the Confidential Information during the term of this License Agreement only as permitted hereunder or as necessary in order to use the Products in accordance with the License(s) granted hereunder.  Licensee shall not disclose or provide any Confidential Information to any third party and shall take reasonable measures to prevent any unauthorized disclosure by Licensee’s employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements.

7.2           Exclusions.  The following information shall not be considered Confidential Information under this Article  7:

(a)           Information which is or becomes in the public domain through no fault or act of Licensee;

(b)           Information which was independently developed by Licensee without the use or reliance on Vital Images’ Confidential Information;

(c)           Information which was provided to Licensee by a third party under no duty of confidentiality to Vital Images; or

(d)           Information which is required to be disclosed by Licensee under law, provided, however, Licensee gives prompt notice thereof to Vital Images prior to such disclosure.

7.3           Cooperation.  At Vital Images’ request, Licensee shall cooperate fully with Vital Images in any and all legal actions taken by Vital Images to protect its rights in the Products and in the Confidential Information.  Vital Images shall bear all costs and expenses reasonably incurred by Licensee in the course of cooperating with Vital Images in such legal action.

ARTICLE 8: ARBITRATION

8.1           Dispute Resolution.  Except as provided in Article 8.2 below, Vital Images and Licensee shall each use its best efforts to resolve any dispute between them promptly and without resort to any legal process if feasible within thirty (30) days of receipt of a written notice by one party to the other party of the existence of such dispute.  The foregoing requirement in this Article 8.1 shall be without prejudice to either party’s right, if applicable, to terminate this License Agreement under Article 3.1 above.

8.2           Litigation Rights Reserved.  If any dispute arises with regard to Licensee’s unauthorized use of the Products or unauthorized use or infringement of Confidential Information, Vital Images may seek any available remedy at law or in equity from a court of competent jurisdiction.

8.3           Procedure for Arbitration.  Except as provided in Article 8.2 above, any dispute, claim or controversy arising out of or in connection with this License Agreement which has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute shall be settled by final and binding arbitration under the then-applicable Commercial Arbitration Rules or, if Licensee’s principal place of business is outside the United States, the International Arbitration Rules of the American Arbitration Association (“AAA”).  Any such arbitration shall be conducted by three (3) arbitrators appointed by mutual agreement of the parties or, failing such agreement, in accordance with said Rules.  At least one (1) arbitrator shall be an experienced computer software professional, and at least one (1) arbitrator shall be an experienced business attorney with a background in the licensing and distribution of computer software.  Any such arbitration shall be conducted in Minneapolis, Minnesota, U.S.A. in the English language.  An arbitral award may be enforced in any court of competent jurisdiction.  Notwithstanding any contrary provision in the AAA Rules, the following additional procedures and rules shall apply to any such arbitration:

(a)           Each party shall have the right to request from the arbitrators, and the arbitrators shall order upon good cause shown, reasonable and limited pre-hearing discovery, including (i) exchange of witness lists, (ii) depositions under oath of named witnesses at a mutually convenient location, (iii) written interrogatories and (iv) document requests.

(b)           Upon conclusion of the pre-hearing discovery, the arbitrators shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award.

(c)           The arbitrators may not award or assess punitive damages against either party.

(d)           Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.

ARTICLE 9: MISCELLANEOUS

9.1           Assignment.  Licensee shall not have the right to assign or otherwise transfer its rights or obligations under this License Agreement except with the prior written consent of Vital Images, which consent shall not be unreasonably withheld.  This License Agreement shall be binding on the parties hereto and their respective successors and permitted assigns.  Any prohibited assignment shall be null and void.

9.2           Notices.  Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified mail, postage prepaid, return receipt requested, by private courier service, or by facsimile addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time.  Notices so given shall be effective upon (a) receipt by the party to which the notice is given, or (b) on the fifth (5th) day following domestic mailing or the tenth (10th) day following international mailing, as may be the case, whichever occurs first.

9.3           Exports and U.S. Government Rights.  Licensee hereby acknowledges that it will not export or reexport any of the Products or technical data (which includes, among other things, any technical information relating to the Products, written or otherwise), or any product incorporating any Products or technical data.  The Products are provided with Restricted Rights.  Use, duplication or disclosure by the U.S. government is subject to restrictions as set forth in (a) this License Agreement pursuant to DFARs 227.7202-3(a); (b) subparagraph (c)(1)(i) of the Rights in Technical Data and Computer Software clause at DFARs 252.227-7013; or (c) the Commercial Computer Software Restricted Rights clause at FAR 52.227-19 subdivision (c)(1) and (2), as applicable.  Contractor/manufacturer is Vital Images, Inc., 3100 West Lake Street, Suite 100, Minneapolis, Minnesota 55416 U.S.A.

9.4           Entire Agreement.  This License Agreement, including the Exhibits attached hereto which are incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements by and between Licensee and Vital Images as well as all proposals, oral or written, and all prior negotiations, conversations and discussions between the parties related hereto.

9.5           Amendment.  This License Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both parties hereto.

9.6           Governing Law.  This License Agreement shall be governed by and interpreted under the laws of the State of Minnesota, U.S.A., excluding (a) its choice of law rules, and (b) the United Nations Convention on the International Sale of Goods.

9.7           Severability.  If any provision of this License Agreement is found unenforceable under any of the laws or regulations applicable thereto, such provision terms shall be deemed stricken from this License Agreement, but such invalidity or unenforceability shall not invalidate any of the other provisions of this Agreement.

9.8           Waiver.  No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

IN WITNESS WHEREOF, the parties have executed this License Agreement by their duly authorized representatives.

VITAL IMAGES, INC.	LICENSEE

By	By

Name	Name

Title	Title

EXHIBIT 4.2

DEMONSTRATOR LICENSE AGREEMENT

VITAL IMAGES, INC.

DEMONSTRATION LICENSE AGREEMENT

THIS SOFTWARE LICENSE AGREEMENT (“License Agreement”) is made as of _________________, 200__, by and between Vital Images, Inc., 3300 Fernbrook Lane N., Suite 200, Plymouth, Minnesota 55447 U.S.A. (“Vital Images”) and __________________________________________, having its principal place of business at ___________________________________________________ (“Licensee”).

Recitals

A.            Vital Images develops and licenses proprietary medical visualization software products (defined below as the “Products”).

B.            Licensee desires to license and use the Products for a specific period of time for the purposes of demonstration, evaluation, testing or other short-term uses, and Vital Images so agrees, subject to the terms and conditions of this License Agreement.

ARTICLE 1: DEFINITIONS

For purposes of this License Agreement, the following words, terms and phrases shall have the following meanings unless the context otherwise requires:

1.1           Confidential Information.  “Confidential Information” shall mean all information disclosed by Vital Images to Licensee or embodied in the Products, regardless of the form in which it is disclosed, which relates to markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general of Vital Images, or the algorithms, programs, user interfaces and organization of the Products.

1.2           Products.  “Products” shall mean only those computer software products in object code form as described in Exhibit A and any related user documentation as released from time to time by Vital Images, including any later authorized releases or versions of such software or documentation during the term of this License Agreement.

ARTICLE 2: LICENSE GRANT AND USE

2.1           License Grant.  Subject to the terms of this License Agreement, Vital Images hereby grants to Licensee a nonexclusive, non-transferable license (“License”) to use the Products only on one (1) computer of the type described in Exhibit B attached hereto (“Designated Equipment”), and only at the site described in Exhibit B (“Designated Site”).  Licensee must purchase a License for any other computer at a Designated Site on which it desires to install and use the Products.  Licensee’s use of the Products shall be limited solely to demonstration, evaluation, testing or otherwise as described on Exhibit B.  Licensee hereby agrees that the Products under this License shall not be used for any business activities of the Licensee without the prior written consent of Vital Images, such consent to be at the sole discretion of Vital Images.

2.2           Restrictions on Use.  Licensee agrees not to engage in, cause or permit the reverse engineering, disassembly, recompilation, modification or any similar manipulation of the Products, nor may Licensee loan, lease, distribute, assign or otherwise transfer the Products or copies thereof, in whole or in part, to any third party.  Licensee may not install, use or access the Products at or from any location other than a Designated Site, or on any type of computer other than the Designated Equipment, without the prior written approval of Vital Images.

2.3           Copying.  Licensee shall not copy the Products, except that Licensee may make and maintain one (1) copy of the Products for back-up and archival purposes, provided such copy includes all Vital Images copyright, proprietary rights and other notices included on or in the Products.

2.4           Ownership.  All right, title and interest in the Products shall at all times remain the property of Vital Images and its licensors, subject to the Licenses granted to Licensee under this License Agreement.  Licensee understands and agrees that it takes title only to the media on which the Products are provided to it, but that the Products shall remain the property of, and proprietary to, Vital Images.

ARTICLE 3: TERM AND TERMINATION

3.1           Term.  The term of this License Agreement shall be as described on Exhibit B, such term not to exceed twelve (12) months.

3.2           Termination.  Either party may terminate this License Agreement at any time by giving written notice to the other party.

3.3           Effect of Termination of a License.  Upon any termination of a License, Licensee shall

(a) immediately cease all use of the Products licensed pursuant to such License, and (b) certify in writing to Vital Images within thirty (30) days after such termination that Licensee has either destroyed, permanently erased or returned to Vital Images the Products and all copies thereof licensed pursuant to such License.

3.4           Effect of Termination of License Agreement.  Upon termination of this License Agreement, all Licenses to the Products granted hereunder shall immediately terminate, and Licensee shall return to Vital Images all Confidential Information.  Articles 2.4, 5, 6, 7, 8 and 9 shall survive any termination of this License Agreement.

ARTICLE 4: ADVERSE REACTIONS; PRODUCT RECALLS

4.1           Adverse Event Reporting.  In the event that Vital Images has granted Licensee the right to use the Products under this License Agreement in its business activities, Licensee shall advise Vital Images, by telephone or facsimile, within twenty-four (24) hours after it becomes aware of any adverse event from the use of any Product or malfunction of any Product.  Unless otherwise required by applicable local laws, Licensee shall advise Vital Images of any such adverse event prior to any report or filing being made with the U.S. Food and Drug Administration (“FDA”) or any other comparable regulatory body elsewhere in the world.

4.2           Product Recall; Corrective Action.  If Vital Images believes that a corrective action with respect to the Products is desirable or required by law, or if any governmental agency having jurisdiction (including without limitation, the FDA) shall request or order any corrective action with respect to the Products, including any recall, customer notice, restriction, change, corrective action or market action or any Product change, Vital Images or its reseller shall promptly notify Licensee.  Licensee shall comply with all reasonable directions regarding such corrective action, including the return of the Products to Vital Images or a reseller at Vital Images’ expense.

ARTICLE 5: WARRANTIES; INDEMNIFICATION

5.1           No Warranty.  Vital  Images makes no warranty to Licensee that the Products, when properly installed and operated, will substantially perform the functions described in the functional specifications for the Products, as contained in the applicable written documentation for the Products.  All Products are provided to Licensee “AS IS.”

5.2           Exclusive Remedy.  Vital Images’ entire liability, and Licensee’s exclusive remedy, for any claim made by Licensee under Article 5.1 above shall be for Vital Images to terminate this License Agreement.  Vital Images does not warrant that the operation of the Products will be uninterrupted or error-free, that all errors in the Products will be corrected, that the Products will satisfy Licensee’s requirements or that the Products will operate in the combinations which Licensee may select for use.

5.3           Warranty Disclaimer.  THE WARRANTY SET FORTH IN ARTICLE 5.1 ABOVE IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY VITAL IMAGES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR USE, AND ALL OBLIGATIONS OR LIABILITIES ON THE PART OF VITAL IMAGES FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE, MAINTENANCE OR PERFORMANCE OF THE LICENSED SOFTWARE.  Furthermore, the Products are derived from and include software from third party licensors, who make no warranty, express or implied, regarding the Products, who disclaim any and all liability for the Products and who will not undertake to provide any information or support regarding the Products.

5.4           Infringement Indemnity.  Vital Images hereby agrees to indemnify, defend and hold Licensee harmless from any third from any third party suit, claim or other legal action (“Legal Action”) that alleges the Licensed Software infringes any United States patent, copyright, or trade secret, including any award of damages and costs made against Licensee by a final judgment of a court of last resort based upon a Legal Action, provided that:  (a) Licensee gives written notice of any Legal Action to Vital Images within fifteen (15) days of Licensee’s first knowledge thereof; (b) Vital Images has sole and exclusive control of the defense of any Legal Action, including the choice and direction of any legal counsel, and all related settlement negotiations; and (c) Licensee provides Vital Images (at Vital Images’ expense for reasonable out-of-pocket expenses) with assistance, information and authority to perform the above.

Notwithstanding the foregoing, Vital Images and its licensors shall have no liability for any Legal Action based on or arising out of:  (a) the failure by Licensee to use a non-infringing version or release of the Products if made available by Vital Images, (b) the combination, operation or use of the Products with software, hardware or data not furnished by Vital Images, if such Legal Action would have been avoided by use of the Products without such software, hardware or data, or (c) the use of any Products in a manner for which it was neither designed nor contemplated.

In the event that the Products are held or are believed by Vital Images to infringe, Vital Images shall, at its option and expense, terminate the License to such Products.

This Article 5.4 states Licensee’s exclusive remedy, and Vital Images’ and its licensors’ entire liability, for any infringement claim related to the Products or their use.

ARTICLE 6: LIMITATION OF REMEDIES

6.1           Delay.  VITAL IMAGES SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY DELAY IN FURNISHING PRODUCTS OR SERVICES OR ANY OTHER PERFORMANCE UNDER THIS LICENSE AGREEMENT.

6.2           Sole Remedies.  THE SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF ANY AND ALL WARRANTIES AND THE SOLE REMEDIES FOR VITAL IMAGES’ LIABILITY OF ANY KIND (INCLUDING LIABILITY FOR NEGLIGENCE OR PRODUCT LIABILITY) WITH RESPECT TO THE PRODUCTS AND SERVICES COVERED BY THIS LICENSE AGREEMENT AND ALL OTHER PERFORMANCE BY VITAL IMAGES UNDER THIS LICENSE AGREEMENT SHALL BE LIMITED TO THE REMEDIES PROVIDED IN ARTICLE 5 OF THIS LICENSE AGREEMENT.

6.3           Damages Limitation.  VITAL IMAGES SHALL HAVE NO LIABILITY OF ANY KIND FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE, EVEN IF VITAL IMAGES SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE, INCLUDING ANY LIABILITY FOR DAMAGES ARISING OUT OF OR RESULTING FROM THE USE, MAINTENANCE OR PERFORMANCE OF THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, THE LOSS OR CORRUPTION OF LICENSEE’S OR ANY THIRD PARTY DATA.  IN NO EVENT SHALL VITAL IMAGES BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE AGGREGATE AMOUNTS ACTUALLY PAID BY LICENSEE TO VITAL IMAGES UNDER THIS LICENSE AGREEMENT.

ARTICLE 7: CONFIDENTIALITY

7.1           Confidential Information.  All Confidential Information shall be deemed confidential and proprietary to Vital Images, and are the sole and exclusive property of Vital Images.  Licensee may use the Confidential Information during the term of this License Agreement only as permitted hereunder or as necessary in order to use the Products in accordance with the License(s) granted hereunder.  Licensee shall not disclose or provide any Confidential Information to any third party and shall take reasonable measures to prevent any unauthorized disclosure by Licensee’s employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements.

7.2           Exclusions.  The following information shall not be considered Confidential Information under this Article 7:

(a)           Information which is or becomes in the public domain through no fault or act of Licensee;

(b)           Information which was independently developed by Licensee without the use or reliance on Vital Images’ Confidential Information;

(c)           Information which was provided to Licensee by a third party under no duty of confidentiality to Vital Images; or

(d)           Information which is required to be disclosed by Licensee under law, provided, however, Licensee gives prompt notice thereof to Vital Images prior to such disclosure.

7.3           Cooperation.  At Vital Images’ request, Licensee shall cooperate fully with Vital Images in any and all legal actions taken by Vital Images to protect its rights in the Products and in the Confidential Information.  Vital Images shall bear all costs and expenses reasonably incurred by Licensee in the course of cooperating with Vital Images in such legal action.

ARTICLE 8: ARBITRATION

8.1           Dispute Resolution.  Except as provided in Article 8.2 below, Vital Images and Licensee shall each use its best efforts to resolve any dispute between them promptly and without resort to any legal process if feasible within thirty (30) days of receipt of a written notice by one party to the other party of the existence of such dispute.  The foregoing requirement in this Article 8.1 shall be without prejudice to either party’s right, if applicable, to terminate this License Agreement under Article 3.1 above.

8.2           Litigation Rights Reserved.  If any dispute arises with regard to Licensee’s unauthorized use of the Products or unauthorized use or infringement of Confidential Information, Vital Images may seek any available remedy at law or in equity from a court of competent jurisdiction.

8.3           Procedure for Arbitration.  Except as provided in Article 8.2 above, any dispute, claim or controversy arising out of or in connection with this License Agreement which has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute shall be settled by final and binding arbitration under the then-applicable Commercial Arbitration Rules or, if Licensee’s principal place of business is outside the United States, the International Arbitration Rules of the American Arbitration Association (“AAA”).  Any such arbitration shall be conducted by three (3) arbitrators appointed by mutual agreement of the parties or, failing such agreement, in accordance with said Rules.  At least one (1) arbitrator shall be an experienced computer software professional, and at least one (1) arbitrator shall be an experienced business attorney with a background in the licensing and distribution of computer software.  Any such arbitration shall be conducted in Minneapolis, Minnesota, U.S.A. in the English language.  An arbitral award may be enforced in any court of competent jurisdiction.  Notwithstanding any contrary provision in the AAA Rules, the following additional procedures and rules shall apply to any such arbitration:

(a)           Each party shall have the right to request from the arbitrators, and the arbitrators shall order upon good cause shown, reasonable and limited pre-hearing discovery, including (i) exchange of witness lists, (ii) depositions under oath of named witnesses at a mutually convenient location, (iii) written interrogatories and (iv) document requests.

(b)           Upon conclusion of the pre-hearing discovery, the arbitrators shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award.

(c)           The arbitrators may not award or assess punitive damages against either party.

(d)           Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.

ARTICLE 9: MISCELLANEOUS

9.1           Assignment.  Licensee shall not have the right to assign or otherwise transfer its rights or obligations under this License Agreement except with the prior written consent of Vital Images, which consent shall be at the sole discretion of Vital Images.  This License Agreement shall be binding on the parties hereto and their respective successors and permitted assigns.  Any prohibited assignment shall be null and void.

9.2           Notices.  Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified mail, postage prepaid, return receipt requested, by private courier service, or by facsimile addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time.  Notices so given shall be effective upon (a) receipt by the party to which the notice is given, or (b) on the fifth (5th) day following domestic mailing or the tenth (10th) day following international mailing, as may be the case, whichever occurs first.

9.3           Exports and U.S. Government Rights.  Licensee hereby acknowledges that it will not export or reexport any of the Products or technical data (which includes, among other things, any technical information relating to the Products, written or otherwise), or any product incorporating any Products or technical data.  The Products are provided with Restricted Rights.  Use, duplication or disclosure by the U.S. government is subject to restrictions as set forth in (a) this License Agreement pursuant to DFARs 227.7202-3(a); (b) subparagraph (c)(1)(i) of the Rights in Technical Data and Computer Software clause at DFARs 252.227-7013; or (c) the Commercial Computer Software Restricted Rights clause at FAR 52.227-19 subdivision (c)(1) and (2), as applicable.  Contractor/manufacturer is Vital Images, Inc., 3100 West Lake Street, Suite 100, Minneapolis, Minnesota 55416 U.S.A.

9.4           Entire Agreement.  This License Agreement, including the Exhibits attached hereto which are incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements by and between Licensee and Vital Images as well as all proposals, oral or written, and all prior negotiations, conversations and discussions between the parties related hereto.

9.5           Amendment.  This License Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both parties hereto.

9.6           Governing Law.  This License Agreement shall be governed by and interpreted under the laws of the State of Minnesota, U.S.A., excluding (a) its choice of law rules, and (b) the United Nations Convention on the International Sale of Goods.

9.7           Severability.  If any provision of this License Agreement is found unenforceable under any of the laws or regulations applicable thereto, such provision terms shall be deemed stricken from this License Agreement, but such invalidity or unenforceability shall not invalidate any of the other provisions of this Agreement.

9.8           Waiver.  No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

IN WITNESS WHEREOF, the parties have executed this License Agreement by their duly authorized representatives.

VITAL IMAGES, INC.	LICENSEE

By	By

Name	Name

Title	Title

EXHIBIT 8.1

POTENTIAL CENTERS OF EXCELLENCE

EXHIBIT 9.3

VITAL IMAGES, INC. U.S. COLLABORATION SITES AS OF OCTOBER 1, 2001

Vital Images also has foreign collaboration sites not listed above.  Vital Images reserves the right to negotiate collaboration agreements with other hospitals and clinics.  As agreements with such sites are finalized with U.S. hospitals and clinics, they will automatically be deemed collaboration sites for purposes of the Agreement of which this Exhibit is a party.  Vital Images will advise EZEM of such additional collaboration sites from time to time upon request.

EXHIBIT 9.4

EXAMPLE OF COMPUTATION

EXHIBIT 14.1

LIST OF VTAL AND EZEM TRADEMARKS AND DESIRED REGISTRATIONS

LIST OF VITAL IMAGES TRADEMARKS

Vitrea®

VScore™

VScore with EKG Gate™

VScore with AutoGate™

VoxelView®

API for VoxelView®

VoxelViewMac®

LIST OF EZEM TRADEMARKS

EZEM®

InnerviewGI™

EXHIBIT 19.1

ESCROW AGREEMENT

PREFERRED ESCROW AGREEMENT

Account Number ______________________

This agreement (“Agreement”) is effective __________________, 20_____ among DSI Technology Escrow Services, Inc. ("DSI"), Vital Images, Inc. ("Depositor") and (“Depositor”) and E-Z-EM, Inc., ("Preferred Beneficiary"), who collectively may be referred to in this Agreement as the parties (“Parties”).

A.            Depositor and Preferred Beneficiary have entered or will enter into a Development, Supply, Marketing and Distribution Agreement regarding certain proprietary technology of Depositor (referred to in this Agreement as the “DSM&D Agreement").

B.            Depositor desires to avoid disclosure of its proprietary technology except under certain limited circumstances.

C.            The availability of the proprietary technology of Depositor may be critical to Preferred Beneficiary in the conduct of its business and, therefore, Preferred Beneficiary needs access to the proprietary technology under certain limited circumstances.

D.            Depositor and Preferred Beneficiary desire to establish an escrow with DSI to provide for the retention, administration and controlled access of the proprietary technology materials of Depositor.

E.             The parties desire this Agreement to be supplementary to the DSM&D Agreement pursuant to 11 United States [Bankruptcy] Code, Section 365(n).

ARTICLE 1  --  DEPOSITS

1.1           Obligation to Make Deposit.  Upon the signing of this Agreement by the parties, Depositor shall deliver to DSI the proprietary technology and other materials ("Deposit Materials") required to be deposited by the DSM&D Agreement or, if the DSM&D Agreement does not identify the materials to be deposited with DSI, then such materials will be identified on Exhibit A.  If Exhibit A is applicable, it is to be prepared and signed by Depositor and Preferred Beneficiary.  DSI shall have no obligation with respect to the preparation, signing or delivery of Exhibit A.

1.2           Identification of Tangible Media.  Prior to the delivery of the Deposit Materials to DSI, Depositor shall conspicuously label for identification each document, magnetic tape, disk, or other tangible media upon which the Deposit Materials are written or stored.  Additionally, Depositor shall complete Exhibit B to this Agreement by listing each such tangible media by the item label description, the type of media and the quantity.  Exhibit B shall be signed by Depositor and delivered to DSI with the Deposit Materials.  Unless and until Depositor makes the initial deposit with DSI, DSI shall have no obligation with respect to this Agreement, except the obligation to notify the parties regarding the status of the account as required in Section 2.2 below.

1.3           Deposit Inspection.  When DSI receives the Deposit Materials and Exhibit B, DSI will conduct a deposit inspection by visually matching the labeling of the tangible media containing the Deposit Materials to the item descriptions and quantity listed on Exhibit B.  In addition to the deposit inspection, Preferred Beneficiary may elect to cause a verification of the Deposit Materials in accordance with Section 1.6 below.

1.4           Acceptance of Deposit.  At completion of the deposit inspection, if DSI determines that the labeling of the tangible media matches the item descriptions and quantity on Exhibit B, DSI will date and sign Exhibit B and mail a copy thereof to Depositor and Preferred Beneficiary.  If DSI determines that the labeling does not match the item descriptions or quantity on Exhibit B, DSI will (a) note the discrepancies in writing on Exhibit B; (b) date and sign Exhibit B with the exceptions noted; and (c) mail a copy of Exhibit B to Depositor and Preferred Beneficiary.  DSI's acceptance of the deposit occurs upon the signing of Exhibit B by DSI.  Delivery of the signed Exhibit B to Preferred Beneficiary is Preferred Beneficiary's notice that the Deposit Materials have been received and accepted by DSI.

1.5           Depositor's Representations.  Depositor represents as follows:

a.             Depositor lawfully possesses all of the Deposit Materials deposited with DSI;

b.             Both the content and the media of the Deposit Materials are not subject to any lien or other encumbrance inconsistent with or that would prevent the implementation of the terms of this Agreement or the DSM&D Agreement;

d.             The Deposit Materials consist of the proprietary technology and other materials identified either in  the  DSM&D Agreement or Exhibit A, as the case may be; and

e.             The Deposit Materials are readable and useable in their current form or, if any portion of the Deposit Materials is encrypted, the decryption tools and decryption keys, as well as any specialized hardware or other tools necessary to access the  Deposit Materials and which are not otherwise available to Preferred Beneficiary, have also been deposited.

1.6           Verification.  Preferred Beneficiary shall have the right, at Preferred Beneficiary's expense, to cause a verification of any Deposit Materials.  Preferred Beneficiary shall notify Depositor and DSI of Preferred Beneficiary’s request for verification.  Depositor shall have the right to be present at the verification.  A verification determines, in different levels of detail, the accuracy, completeness, sufficiency and quality of the Deposit Materials.  If a verification is elected after the Deposit Materials have been delivered to DSI, then only DSI, or at DSI's election an independent person or company selected and supervised by DSI, may perform the verification.

1.7           Deposit Updates.  Unless otherwise provided by the DSM&D Agreement, Depositor shall update the Deposit Materials within 30 days of each release of a new, revised or otherwise modified version of the product which is subject to the DSM&D Agreement.  Such updates will be added to the existing deposit.  All deposit updates shall be listed on a new Exhibit B and Depositor shall sign the new Exhibit B and provide the Preferred Beneficiary with a copy thereof.  Each Exhibit B will be held and maintained separately within the escrow account.  An independent record will be created which will document the activity for each Exhibit B.  The processing of all deposit updates shall be in accordance with Sections 1.2 through 1.6 above.  All references in this Agreement to the Deposit Materials shall include the initial Deposit Materials and any updates.

1.8           Removal of Deposit Materials.  The Deposit Materials may be removed and/or exchanged only on written instructions signed by Depositor and Preferred Beneficiary, or as otherwise provided in this Agreement.

ARTICLE 2  -- CONFIDENTIALITY AND RECORD KEEPING

2.1           Confidentiality.  DSI shall maintain the Deposit Materials in a secure, environmentally safe, locked facility which is accessible only to authorized representatives of DSI.  DSI shall have the obligation to reasonably protect the confidentiality of the Deposit Materials.  Except as provided in this Agreement, DSI shall not disclose, transfer, make available, or use the Deposit Materials.  DSI shall not disclose the content of this Agreement to any third party.  If DSI receives a subpoena or any other order from a court or other judicial tribunal pertaining to the disclosure or release of the Deposit Materials, DSI will immediately notify the parties to this Agreement unless prohibited by law.  It shall be the responsibility of Depositor and/or Preferred Beneficiary to challenge any such order; provided, however, that DSI does not waive its rights to present its position with respect to any such order.  DSI will not be required to disobey any  order from a court or other judicial tribunal.  (See Section 7.5 below for notices of requested orders.)

2.2           Status Reports.  DSI will issue to Depositor and Preferred Beneficiary a report profiling the account history at least semi-annually.  DSI may provide copies of the account history pertaining to this Agreement upon the request of any party to this Agreement.

2.3           Audit Rights.  During the term of this Agreement, Depositor and Preferred Beneficiary shall each have the right to inspect the written records of DSI pertaining to this Agreement.  Any inspection shall be held during normal business hours and following reasonable prior notice.

ARTICLE 3  --  GRANT OF RIGHTS TO DSI

3.1           Title to Media.  Depositor hereby transfers to DSI the title to the media upon which the proprietary technology and materials are written or stored.  However, this transfer does not include the ownership of the proprietary technology and materials contained on the media such as any copyright, trade secret, patent or other intellectual property rights.

3.2           Right to Make Copies.  DSI shall have the right to make copies of the Deposit Materials as reasonably necessary to perform this Agreement.  DSI shall copy all copyright, nondisclosure, and other proprietary notices and titles contained on the Deposit Materials onto any copies made by DSI.  With all Deposit Materials submitted to DSI, Depositor shall provide any and all instructions as may be necessary to duplicate the Deposit Materials including but not limited to the hardware and/or software needed.

3.3           Right to Transfer Upon Release.  Depositor hereby grants to DSI the right to transfer the Deposit Materials to Preferred Beneficiary upon any release of the Deposit Materials for use by Preferred Beneficiary in accordance with Section 4.5.  Except upon such a release or as otherwise provided in this Agreement, DSI shall not transfer the Deposit Materials.

ARTICLE 4  -- RELEASE OF DEPOSIT

4.1           Release Conditions.  As used in this Agreement, "Release Condition" shall mean Depositor's failure to carry out in any material respect the obligations imposed on it pursuant to the DSM&D Agreement insofar as carrying out such obligations require possession of some or all of the Deposit Materials, which failure continues to a period of thirty (30) days following written notice thereof from Preferred Beneficiary.

4.2           Filing For Release.  If Preferred Beneficiary believes in good faith that a Release Condition has occurred, Preferred Beneficiary may provide to DSI written notice of the occurrence of the Release Condition and a request for the release of the Deposit Materials.  Upon receipt of such notice, DSI shall provide a copy of the notice to Depositor by commercial express mail.

4.3           Contrary Instructions.  From the date DSI mails the notice requesting release of the Deposit Materials, Depositor shall have ten business days to deliver to DSI contrary instructions ("Contrary Instructions").  Contrary Instructions shall mean the written representation by Depositor that a Release Condition has not occurred or has been cured.  Upon receipt of Contrary Instructions, DSI shall send a copy to Preferred Beneficiary by commercial express mail.  Additionally, DSI shall notify both Depositor and Preferred Beneficiary that there is a dispute to be resolved pursuant to Section 7.3 of this Agreement.  Subject to Section 5.2 of this Agreement, DSI will continue to store the Deposit Materials without release pending (a) joint instructions from Depositor and Preferred Beneficiary; (b) dispute resolution pursuant to Section 7.3; or (c) order of a court, which ever first occurs.

4.4           Release of Deposit.  If DSI does not receive Contrary Instructions from the Depositor, DSI is authorized to release the Deposit Materials to the Preferred Beneficiary.  However, DSI is entitled to receive any fees due DSI before making the release.  Any copying expense in excess of $300 will be chargeable to Preferred Beneficiary.  This Agreement will terminate upon the release of the Deposit Materials held by DSI.

4.5           Right to Use Following Release.  Unless otherwise provided in the DSM&D Agreement, upon release of the Deposit Materials in accordance with this Article 4, Preferred Beneficiary shall have the right to use the Deposit Materials for the sole purpose of continuing the benefits afforded to Preferred Beneficiary by the DSM&D Agreement.  Preferred Beneficiary shall be obligated to maintain the confidentiality of the released Deposit Materials.

ARTICLE 5  --  TERM AND TERMINATION

5.1           Term of Agreement.  The initial term of this Agreement is for a period of one year.  Thereafter, this Agreement shall automatically renew from year-to-year unless:  (a) Depositor and Preferred Beneficiary jointly instruct DSI in writing that the Agreement is terminated; or (b) DSI instructs Depositor and Preferred Beneficiary in writing that the Agreement is terminated for nonpayment in accordance with Section 5.2 or by resignation in accordance with Section 5.3 or (c) if so ordered by an arbitrator or a court.  If the Deposit Materials are subject to another escrow agreement with DSI, DSI reserves the right, after the initial one year term, to adjust the anniversary date of this Agreement to match the then prevailing anniversary date of such other escrow arrangements.

5.2           Termination for Nonpayment.  In the event of the nonpayment of fees owed to DSI, DSI shall provide written notice of delinquency to all parties to this Agreement.  Any party to this Agreement shall have the right to make the payment to DSI to cure the default.  If the past due payment is not received in full by DSI within one month of the date of such notice, then DSI shall have the right to terminate this Agreement at any time thereafter by sending written notice of termination to all parties.  DSI shall have no obligation to take any action under this Agreement so long as any payment due to DSI remains unpaid.

5.3           Termination by Resignation.  DSI reserves the right to terminate this Agreement, for any reason, by providing Depositor and Preferred Beneficiary with 60-days’ written notice of its intent to terminate this Agreement.  Within the 60-day period, the Depositor and Preferred Beneficiary may provide DSI with joint written instructions authorizing DSI to forward the Deposit Materials to another escrow company and/or agent or other designated recipient.  If DSI does not receive said joint written instructions within 60 days of the date of DSI’s written termination notice, then DSI shall destroy, return or otherwise deliver the Deposit Materials in accordance with Section 5.4.

5.4           Disposition of Deposit Materials Upon Termination.  Subject to the foregoing termination provisions, and upon termination of this Agreement, DSI shall destroy, return, or otherwise deliver the Deposit Materials in accordance with Depositor’s instructions.  If there are no instructions, DSI may, at its sole discretion, destroy the Deposit Materials or return them to Depositor.  DSI shall have no obligation to destroy or return the Deposit Materials if the Deposit Materials are subject to another escrow agreement with DSI or have been released to the Preferred Beneficiary in accordance with Section 4.4.

5.5           Survival of Terms Following Termination.  Upon termination of this Agreement, the following provisions of this Agreement shall survive:

a.             Depositor's Representations (Section 1.5);

b.             The obligations of confidentiality with respect to the Deposit Materials;

c.             The rights granted in the sections entitled Right to Transfer Upon Release (Section 3.3) and Right to Use Following Release (Section 4.5), if a release of the Deposit Materials has occurred prior to termination;

d.             The obligation to pay DSI any fees and expenses due;

e.             The provisions of Article 7; and

f.              Any provisions in this Agreement which specifically state they survive the termination of this Agreement.

ARTICLE 6  --  DSI'S FEES

6.1           Fee Schedule.  DSI is entitled to be paid its standard fees and expenses applicable to the services provided.  DSI shall notify the party responsible for payment of DSI's fees at least 60 days prior to any increase in fees.  For any service not listed on DSI's standard fee schedule, DSI will provide a quote prior to rendering the service, if requested.  Preferred Beneficiary and Depositor shall each be responsible for one half of the initial and any annual fees payable hereunder.  The person requesting any service requiring the payment of any additional fees shall pay such fees.

6.2           Payment Terms.  DSI shall not be required to perform any service unless  the payment for such service and any outstanding balances owed to DSI are paid in full.  Fees are due upon receipt of a signed contract or receipt of the Deposit Materials whichever is earliest.  If invoiced  fees  are not paid, DSI may terminate this Agreement in accordance with Section 5.2.

ARTICLE 7  --  LIABILITY AND DISPUTES

7.1           Right to Rely on Instructions.  DSI may act in reliance upon any instruction, instrument, or signature reasonably believed by DSI to be genuine.  DSI may assume that any officer of a party to this Agreement who gives any written notice, request, or instruction has the authority to do so.  DSI will not be required to inquire into the truth or evaluate the merit of any statement or representation contained in any notice or document.  DSI shall not be responsible for failure to act as a result of causes beyond the reasonable control of DSI.

7.2           Indemnification.  Depositor and Preferred Beneficiary each agree to indemnify, defend and hold harmless DSI from any and all claims, actions, damages, arbitration fees and expenses, costs, attorney's fees and other liabilities (“Liabilities”) incurred by DSI relating in any way to this escrow arrangement except to the extent that such Liabilities were caused by the negligence, recklessness or willful misconduct of DSI.

7.3           Dispute Resolution.  Any dispute relating to or arising from this Agreement shall be resolved by arbitration under the Commercial Rules of the American Arbitration Association by one arbitrator selected in accordance with such rules.  Unless otherwise agreed by Depositor and Preferred Beneficiary, arbitration will take place in San Francisco, California, U.S.A.  Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator(s).  Service of a petition to confirm the arbitration award may be made by First Class mail or by commercial express mail, to the attorney for the party or, if unrepresented, to the party at the last known business address.

7.4           Controlling Law.  This Agreement is to be governed and construed in accordance with the laws of the State of California, without regard to its conflict of law provisions.

7.5           Notice of Requested Order.  If any party intends to obtain an order from the arbitrator or any court of competent jurisdiction which may direct DSI to take, or refrain from taking any action, that party shall:

a.             Give DSI at least two business days' prior notice of the hearing;

b.             Include in any such order that, as a precondition to DSI's obligation, DSI be paid in full for any past due fees and be paid for the reasonable value of the services to be rendered pursuant to such order; and

c.             Ensure that DSI not be required to deliver the original (as opposed to a copy) of the Deposit Materials if DSI may need to retain the original in its possession to fulfill any of its other duties.

ARTICLE 8  -- GENERAL PROVISIONS

8.1           Entire Agreement.  This Agreement, which includes Exhibits described herein, embodies the entire understanding among the parties with respect to its subject matter and supersedes all previous communications, representations or understandings, either oral or written.  DSI is not a party to the DSM&D Agreement between Depositor and Preferred Beneficiary and has no knowledge of any of the terms or provisions of any such DSM&D Agreement.  DSI’s only obligations to Depositor or Preferred Beneficiary are as set forth in this Agreement.  No amendment or modification of this Agreement shall be valid or binding unless signed by all the parties hereto, except that Exhibit A need not be signed by DSI, Exhibit B need not be signed by Preferred Beneficiary and Exhibit C need not be signed.

8.2           Notices.  All notices, invoices, payments, deposits and other documents and communications shall be given to the parties at the addresses specified in the attached Exhibit C.  It shall be the responsibility of the parties to notify each other as provided in this Section in the event of a change of address.  The parties shall have the right to rely on the last known address of the other parties.  Unless otherwise provided in this Agreement, all documents and communications may be delivered by First Class mail.

8.3           Severability.  In the event any provision of this Agreement is found to be invalid, voidable or unenforceable, the parties agree that unless it materially affects the entire intent and purpose of this Agreement, such invalidity, voidability or unenforceability shall affect neither the validity of this Agreement nor the remaining provisions herein, and the provision in question shall be deemed to be replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision.

8.4           Successors.  This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties.  However, DSI shall have no obligation in performing this Agreement to recognize any successor or assign of Depositor or Preferred Beneficiary unless DSI receives clear, authoritative and conclusive written evidence of the change of parties.

8.5           Regulations.  Depositor and Preferred Beneficiary are responsible for and warrant compliance with all applicable laws, rules and regulations, including but not limited to customs laws, import, export, and re-export laws and government regulations of any country from or to which the Deposit Materials may be delivered in accordance with the provisions of this Agreement.

Vital Images, Inc., Depositor	E-Z-EM, Inc., referred Beneficiary
By	By

Name	Name: Anthony A. Lombardo

Title	Title: President

Date:	Date:

DSI Technology Escrow Services, Inc.

By:

Name:

Title:

Date:

EXHIBIT A

MATERIALS TO BE DEPOSITED

Account Number ______________________

Depositor represents to Preferred Beneficiary that Deposit Materials delivered to DSI shall consist of the following:

Depositor	Preferred Beneficiary

By:	By:
Name:	Name: Anthony A. Lombardo
Title:	Title: President
Date:	Date:

EXHIBIT B

DESCRIPTION OF DEPOSIT MATERIALS

Depositor Company Name

Account Number

20.           Product Name Version

(Product Name will appear as the Exhibit B Name on Account History report)

DEPOSIT MATERIAL DESCRIPTION:

Quantity	Media Type & Size	Label Description of Each Separate Item

Disk 3.5” or ____
DAT tape ____mm
CD-ROM
Data cartridge tape ____
TK 70 or ____ tape
Magnetic tape ____
Documentation
Other ______________________

PRODUCT DESCRIPTION:

Environment _____________________________________________________________________________________

DEPOSIT MATERIAL INFORMATION:

Is the media or are any of the files encrypted?  Yes / No   If yes, please include any passwords and the decryption tools.

Encryption tool name____________________________________ Version

Hardware required  _________________________________________________________________________________

Software required    _________________________________________________________________________________

Other required information____________________________________________________________________________

I certify for Depositor that the above described	DSI has inspected and accepted the above
Deposit Materials have been transmitted to DSI:	materials (any exceptions are noted above):

Signature______________________________	Signature ____________________________
Print Name ____________________________	Print Name___________________________
Date _________________________________	Date Accepted ________________________
Exhibit B# ___________________________

Send materials to: DSI, 9265 Sky Park Ct., Suite 202, San Diego, CA 92123        (858) 499-1600

EXHIBIT C

DESIGNATED CONTACT

Account Number ______________________

Notices, deposit material returns and communications to Depositor should be addressed to:	Invoices to Depositor should be addressed to:

Company Name:  Vital Images, Inc.

Address:  3300 Fernbrook Lane North

Plymouth Minnesota 55447

Designated Contact:  Albert Emola, President and CEO

Telephone:  763-852-4171

Facsimile:  763-852-4110

E-mail:  aemola@vitalimages.com

Vital Images, Inc. 3300 Fernbrook Lane North Plymouth Minnesota 55447 Contact: Greg Furness, CFO E-mail: gfurness@vitalimages.com

Notices and communications to Preferred Beneficiary should be addressed to:	Invoices to Preferred Beneficiary should be addressed to:

Company Name:  E-Z-Em, Inc.

Address:  717 Main Street

Westbury, NY  11590

Designated Contact: Anthony A. Lombardo, President and CEO

Telephone: (515) 333-8230

Facsimile: (515) 333-8209

E-mail: alombardo@ezem.com

E-Z-Em, Inc. 717 Main Street Westbury, NY 11590 Contact:Dennis Curtin, Senior Vice President and CFO _______________________________________ E-mail: dcurtin@ezem.com

Requests from Depositor or Preferred Beneficiary to change the designated contact should be given in writing by the designated contact or an authorized employee of Depositor or Preferred Beneficiary.

Contracts, Deposit Materials and notices to DSI should be addressed to:	Invoice inquiries and fee remittances to DSI should be addressed to:

DSI Technology Escrow Services, Inc. Contract Administration 9265 Sky Park Court, Suite 202 San Diego, CA 92123 Telephone: (858) 499-1600 Facsimile:(858) 694-1919 E-mail: ca@dsiescrow.com	DSI Technology Escrow Services, Inc. PO Box 45156 San Francisco, CA 94145-0156 (858) 499-1636 (858) 499-1637

Date: